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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.        )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

FX ALLIANCE INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

 909 Third Avenue, 10th Floor
New York, NY 10022

June 29, 2012

Dear Stockholder:

            You are cordially invited to attend the 2012 Annual Meeting of Stockholders (the "Annual Meeting") of FX Alliance Inc. (the "Company" or "FXall"), which will be held at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, 50th Floor, New York, New York 10022, on Tuesday, July 31, 2012, beginning at 5:00 p.m., Eastern Daylight Time. The Annual Meeting will be held for the following purposes:

    1.
    To elect two Class I directors to the Company's Board of Directors to serve until the 2015 Annual Meeting of stockholders;

    2.
    To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm; and

    3.
    To transact such other business that may properly come before the Annual Meeting and any adjournments or postponements of the Annual Meeting.

            Additional information regarding the Annual Meeting is set forth in the attached Proxy Statement.

            The enclosed Proxy Statement provides you with detailed information regarding the business to be considered at the Annual Meeting. Your vote is important. We urge you to please vote your shares now whether or not you plan to attend the Annual Meeting. You may revoke your proxy at any time prior to the proxy being voted by following the procedures described in the enclosed Proxy Statement.

            Only holders of record of FXall common stock, $0.0001 par value per share (the "Common Stock") at the close of business on June 15, 2012 are entitled to receive notice of and to vote at the Annual Meeting or any adjournments or postponement thereof. A list of our stockholders will be available for examination at the Annual Meeting and at the Company's principal executive offices at least ten days prior to the Annual Meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE CAST YOUR VOTE PROMPTLY. YOU MAY SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID RETURN ENVELOPE PROVIDED, OR YOU MAY VOTE BY USING THE TELEPHONE OR INTERNET VOTING PROCEDURES DESCRIBED ON THE PROXY CARD. IF YOU ATTEND THE ANNUAL MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                      Sincerely,

                      Philip Z. Weisberg
                       Chief Executive Officer

909 Third Avenue, 10th Floor
New York, NY 10022

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	5:00 p.m., Eastern Daylight Time on Tuesday, July 31, 2012
PLACE	The offices of Kirkland & Ellis LLP, 601 Lexington Avenue, 50th Floor, New York, New York 10022
ITEMS OF BUSINESS	• To elect two Class I directors to the Company's Board of Directors to serve until the 2015 Annual Meeting of Stockholders.
• To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm.
• To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements of the Annual Meeting.
RECORD DATE	You can vote if you were a Stockholder of record at the close of business on Friday, June 15, 2012.
INTERNET AVAILABILITY
The notice of Annual Meeting and Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2011 are available on the internet at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=17462.
PROXY VOTING
It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares on the Internet at https://www.voteproxy.com, by telephone by calling 1-800-937-5449 in the United States or 1-718-921-8124 from foreign countries, or by mail by completing and returning your proxy card. Voting instructions are printed on your proxy card or included with your proxy materials. You can revoke a proxy prior to its exercise at the Annual Meeting by following the instructions in the accompanying Proxy Statement.

Philip Z. Weisberg Chief Executive Officer

June 29, 2012

i

ii

FX ALLIANCE INC.

PROXY STATEMENT

            This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the board of directors of FX Alliance Inc. (the "Board" or "Board of Directors") for use at our 2012 Annual Meeting of Stockholders (the "Annual Meeting").

2012 ANNUAL MEETING DATE AND LOCATION

            The Annual Meeting will be held at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, 50th Floor, New York, New York 10022, on Tuesday, July 31, 2012 at 5:00 p.m. Eastern Daylight Time, or at such other time and place to which the meeting may be adjourned. References in this Proxy Statement to the Annual Meeting also refer to any adjournments, postponements or changes in location of the meeting, to the extent applicable.

DELIVERY OF PROXY MATERIALS

            On or about June 29, 2012, we mailed Proxy Materials to holders of our Common Stock ("Stockholders") containing instructions on how to vote. We have delivered paper versions of the proxy materials to you by mail, in connection with the solicitation of proxies by our Board for the Annual Meeting.

            We will also make available on the internet at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=17462 the following materials relating to our meeting: the Notice of Annual Meeting and Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2011 (the "Annual Report").

            Pursuant to the SEC's rules, our Annual Report, which includes our audited consolidated financial statements, is not considered a part of, or incorporated by reference in, the proxy solicitation materials.

 INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these proxy materials?

            The Company is providing this Notice of Annual Meeting of Stockholders, Proxy Statement, voting instructions and Annual Report (the "Proxy Materials") in connection with the solicitation by the Board of Directors of FX Alliance Inc., a Delaware corporation ("FXall," the "Company," "we," "us" or "our"), of proxies to be voted at the Company's 2012 Annual Meeting of Stockholders and at any adjournment or postponement (the "Annual Meeting").

            The Proxy Statement and the form of proxy relating to the Annual Meeting are first being made available to Stockholders on or about June 29, 2012.

            You are invited to attend the Annual Meeting on Tuesday, July 31, 2012, beginning at 5:00 p.m., Eastern Daylight Time. The Annual Meeting will be held at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, 50th Floor, New York, New York 10022. Stockholders will be admitted to the Annual Meeting beginning at 4:30 p.m., Eastern Daylight Time. Seating will be limited.

            What is the difference between holding our Common Stock as a holder of record and as a beneficial owner?

            If shares of your Common Stock are registered directly in your name with the Company's transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the "holder of record" with respect to those shares of Common Stock. If you are a holder of record, the Proxy Materials have been sent directly to you by the Company.

            If the shares of your Common Stock are held in a stock brokerage account or by a bank or other holder of record, those shares of Common Stock are held in "street name." You are considered the "beneficial owner" of Common Stock held in street name. The Proxy Materials have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the proxy or voting instructions included in the mailing or by following their instructions for voting by telephone or on the Internet.

What should I bring with me to attend the Annual Meeting?

            Stockholders must present a form of personal identification in order to be admitted to the Annual Meeting.

            If the shares of your Common Stock are held beneficially in the name of a bank, broker or other holder of record and you plan to attend the Annual Meeting, you must also present proof of your ownership of Company Common Stock, such as a bank or brokerage account statement, to be admitted to the Annual Meeting.

            No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

            Holders of record of the Company's Common Stock at the close of business on Friday, June 15, 2012, the record date for the Annual Meeting, are entitled to receive notice of and vote at the Annual Meeting. You are entitled to one vote on each matter presented at the Annual Meeting for each share of Common Stock you owned at that time. At the close of business on June 15, 2012, there were 28,423,941 shares of the Company's Common Stock outstanding.

 How do I vote?

            You may vote using any of the following methods:

        By mail

            You may vote using your proxy card by completing, signing, dating and returning the proxy card in the self-addressed, postage-paid envelope provided. If you properly complete your proxy card and send it to us in time to vote, your proxy (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your shares, as permitted, will be voted as recommended by our board of directors. If any other matter is presented at the annual meeting, your proxy will vote in accordance with his or her best judgment. As of the date of this proxy statement, we knew of no matters that needed to be acted on at the meeting, other than those discussed in this proxy statement.

        By Internet

            We encourage you to vote and submit your proxy over the Internet at https://www.voteproxy.com, 24 hours a day, seven days a week. Have your proxy card available when you access the webpage and use the Company Number and Account Number shown on your proxy card. Votes submitted via the Internet must be received by 11:59 p.m., Eastern Time, on July 30, 2012.

        By Telephone

            You may vote by telephone by calling 1-800-937-5449 in the United States or 1-718-921-8124 from foreign countries, 24 hours a day, seven days a week. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card. Votes submitted by telephone must be received by 11:59 p.m., Eastern Time, on July 30, 2012.

        In person at the Annual Meeting

            All Stockholders may vote in person at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner of Common Stock, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspector of election with your ballot to be able to vote at the Annual Meeting.

What can I do if I change my mind after I vote the shares of my Common Stock?

            If you are a holder of record, you can revoke your proxy before it is exercised by:

  •
  written notice to: James F.X. Sullivan, General Counsel, at FX Alliance Inc., 909 Third Avenue, 10th Floor, New York, New York 10022;

  •
  timely delivery of a valid, later-dated proxy;

  •
  timely submission of a later-dated proxy via the Internet;

  •
  timely submission of a later-dated proxy via the telephone; or

  •
  voting by ballot at the Annual Meeting.

            If you are a beneficial owner of Common Stock, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

Can I vote if shares of my Common Stock are held in "street name"?

            If shares of the Common Stock you own are held in "street name" by a brokerage firm, your brokerage firm, as the record holder of your Common Stock, is required to vote your Common Stock according to your instructions. In order to vote your Common Stock, you will need to follow the directions your brokerage firm provides you. Many brokers also offer the option of voting over the

Internet or by telephone, instructions for which would be provided by your brokerage firm on your vote instruction form.

            If you do not give instructions to your brokerage firm, it will still be able to vote your shares with respect to certain "discretionary" items, but it will not be allowed to vote your shares with respect to certain "non-discretionary" items. The ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm (Proposal 2) is considered to be a discretionary item and your brokerage firm will be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name. The election of directors (Proposal 1) is a "non-discretionary" item. If you do not instruct your broker how to vote with respect to this item, your broker may not vote with respect to this proposal and those votes will be counted as "broker non-votes." "Broker non-votes" are shares that are held in "street name" by a bank or brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.

            If shares of your Common Stock are held in street name, you must bring an account statement or letter from your bank or brokerage firm showing that you are the beneficial owner of the Common Stock as of the record date (June 15, 2012) in order to be admitted to the meeting on July 31, 2012. To be able to vote your Common Stock held in street name at the meeting, you will need to obtain a proxy card from the holder of record.

What constitutes a quorum?

            In order for business to be conducted at the meeting, a quorum must be present in person or represented by valid proxies. For each of the proposals to be presented at the Annual Meeting, a quorum consists of the holders of a majority of the Common Stock issued and outstanding on June 15, 2012, the record date, or at least 14,211,971 shares of Common Stock.

            Shares of Common Stock represented in person or by proxy (including "broker non-votes" and shares of Common Stock that abstain or do not vote with respect to a particular proposal) will be counted for the purpose of determining whether a quorum exists at the meeting for that proposal.

            If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What vote is required for each item?

            Election of directors.    Under the Amended and Restated By-laws of FX Alliance Inc. (the "By-laws") the holders of a majority of the outstanding shares of capital stock entitled to vote at the Annual Meeting, present in person or represented by proxy, constitute a quorum. A majority of the votes cast is required for the election of directors. If the shares of Common Stock you own are held in "street name" by a brokerage firm, your brokerage firm, as the record holder of your Common Stock, is required to vote your Common Stock according to your instructions. If you do not instruct your broker how to vote with respect to this item, your broker may not vote your Common Stock with respect to the election of directors.

            Ratification of independent registered public accounting firm.    Under the By-laws, the affirmative vote of a majority of the total number of votes cast at the meeting is needed to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

How will votes be counted?

            Each share of Common Stock will be counted as one vote according to the instructions contained on a proper proxy card, whether submitted in person, by mail, over the Internet or by telephone, or on a ballot voted in person at the meeting. With respect to all proposals, shares of Common Stock will not be voted in favor of the matter, and will not be counted as voting on the matter, if they either (1) abstain from voting on a particular matter, or (2) are broker non-votes. Brokers who do not receive instructions with respect to Proposal 1 will not be allowed to vote these shares of Common Stock, and all such Common Stock will be "broker non-votes" rather than votes

"for" or "against." Accordingly, assuming the presence of a quorum, abstentions and broker non-votes for a particular proposal will not be counted as votes cast to determine the outcome of a particular proposal.

How does the Board recommend that I vote on the proposals?

            The Board recommends that you vote:

            FOR the election of each of the 2 nominees to serve as directors on the Board, each for a term of three years (Proposal One); and

            FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2012 fiscal year (Proposal Two).

Where can I find the voting results?

            We will report the voting results in a Current Report on Form 8-K within four business days after the end of the Annual Meeting.

Could other matters be decided at the Annual Meeting?

            At the date this Proxy Statement was mailed, the Company did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.

            If other matters are properly presented at the Annual Meeting for consideration, certain individuals appointed by the Board to serve as proxies (the "Proxies") will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

            The Company will pay for the cost of this proxy solicitation. The Company does not intend to solicit proxies otherwise than by use of the mail or website posting, but certain of our directors, officers and other employees, without additional compensation, may solicit proxies personally or by telephone, facsimile or email on our behalf. We have hired American Stock Transfer & Trust Company, LLC to distribute and solicit proxies. We will pay American Stock Transfer & Trust Company, LLC a fee of approximately $7,500, including reasonable expenses, for these services.

Who will count the vote?

            All votes will be tabulated by American Stock Transfer & Trust Company, LLC, the inspector of elections appointed for the Annual Meeting.

Other information

            The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011 accompanies this Proxy Statement. No material contained in the Annual Report is to be considered a part of the Proxy Materials. References to fiscal years contained in this Proxy Statement refer to the fiscal year ended on December 31 of such year.

            All of our SEC filings are also available free of charge in the "Investor Relations—SEC Filings" section of our corporate website at www.fxall.com. The contents of our website are not incorporated by reference into this Proxy Statement.

PROPOSAL ONE—ELECTION OF DIRECTORS

            The Board of Directors of FX Alliance Inc. consists of eight members: Ms. Casey, Ms. Christie, Mr. Fox, Mr. Putnam, Mr. Rosenberg, Mr. Tomozawa, Mr. Trudeau and Mr. Weisberg. Ms. Casey, Ms. Christie, Mr. Fox and Mr. Tomozawa were selected and appointed by the Board of Directors on March 13, 2012, by a resolution adopted by a majority of the total number of directors then in office. Our certificate of incorporation provides that our Board of Directors will be divided into three classes, with each director serving a three-year term, and one class of directors being elected at each year's annual meeting of Stockholders. Ms. Christie and Mr. Weisberg serve as Class I directors with initial terms expiring in 2012. Ms. Casey, Mr. Rosenberg and Mr. Tomozawa serve as Class II directors with initial terms expiring in 2013. Mr. Fox, Mr. Putnam and Mr. Trudeau serve as Class III directors with initial terms expiring in 2014. The Board proposes that the nominees described below, each of whom is currently serving as a director, be re-elected for a new term of three years expiring at the 2015 Annual Meeting of Stockholders and until their successors are duly elected and qualified. Proxies cannot be voted for more than the number of nominees proposed for re-election.

            Each of the nominees has consented to be named as a nominee. If any of them should become unavailable to serve as a director (which is not now expected), the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

            The Board believes that it is necessary for each of the Company's directors to possess many qualities and skills. When searching for new candidates, the Nominating and Corporate Governance Committee of the Board considers the evolving needs of the Board and searches for candidates that fill any current or anticipated future gap. The Board also believes that all directors must possess a considerable amount of business management (such as experience as a chief executive or chief financial officer) and educational experience. The Nominating and Corporate Governance first considers a candidate's management and professional experience and then considers issues of judgment, background, stature, conflicts of interest, integrity, ethics and commitment to the goal of maximizing Stockholder value when considering director candidates. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, the Nominating and Corporate Governance Committee believes that it is essential that the Board members represent diverse viewpoints. In considering candidates for the Board, the Nominating and Corporate Governance Committee considers the entirety of each candidate's credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual's contributions to the Board are also considered.

            All our directors bring to our Board extensive executive leadership and board experience derived from their service as executives and, in certain cases chief executive officers. The process undertaken by the Nominating and Corporate Governance Committee in recommending qualified director candidates is described below under "Corporate Governance—Director Nomination Process." Certain individual qualifications and skills of our directors that contribute to the Board's effectiveness as a whole are described below.

            The following table sets forth the names, age (as of June 15, 2012) and principal position of each director:

Name	Age	Position
Philip Z. Weisberg	44	Director, Chairman and Chief Executive Officer
Kathleen Casey	45	Director
Carolyn Christie	53	Director
James L. Fox	60	Director
Gerald D. Putnam, Jr.	54	Lead Independent Director
John C. Rosenberg	36	Director
Peter Tomozawa	50	Director
Robert W. Trudeau	43	Director

            A summary of each director's principal occupations and directorships held with other public corporations during the past five years and the year first elected as a director of the Company, are set forth below.

    Nominees for Directors

            Philip Z. Weisberg, CFA has served as our Chief Executive Officer and Chairman since the Company's inception in 2000. Before joining FXall, Mr. Weisberg was a Managing Director at LabMorgan, JP Morgan Chase & Co.'s e-finance incubator, where he worked on the development of various client targeted portal efforts. Mr. Weisberg joined JP Morgan Chase & Co. in 1989 and held various positions in derivative trading in New York and London before managing currency derivatives globally. Mr. Weisberg has received numerous awards and other recognition, including Institutional Investor's 2011 "Tech 50" list of top innovators in financial technology, FX Week's 2011 e-FX Achievement Award and Profit & Loss's 2011 "Hall of Fame." Mr. Weisberg received a Bachelor of Engineering degree in Electrical Engineering from The Cooper Union for Science and Art in 1989 and a Master of Business Administration degree in Finance and International Business from New York University in 1998.

            Mr. Weisberg was selected to be a member of the Board of Directors because of his extensive leadership experience and extensive experience in developing and operating various client portal efforts. Mr. Weisberg's particular qualifications and operational, financial and strategic skills strengthen the Board of Directors' collective knowledge and capabilities.

            Carolyn Christie has served as a Director of the Company since March 13, 2012. Ms. Christie has served as the Chief Operating Officer of Pareto Investment Management Limited since October 2004. Ms. Christie has various functions reporting to her, including Trading, Investment Operations, Technology, Credit and Legal and Risk, as well as having internal oversight of the Compliance, Finance and HR teams. Ms. Christie joined Pareto at its inception in 1991, and in 1994 she became head of the Trading team and was involved in the early adoption of electronic trading at Pareto. Prior to joining Pareto, Ms. Christie had worked for Chase Manhattan Bank in its Swaps Group with specific responsibilities for currency hedging. Prior to joining Chase, Ms. Christie worked with Robert Fraser and Partners Ltd, a small investment bank. Ms. Christie is currently also a Director of Pareto Investment Management Limited and sits on various internal Committees including the Risk & Compliance and Credit Committees. She earned her B.A. degree with honors in French from Bristol University in 1981.

            Ms Christie was selected to be a member of the Board of Directors because of her significant and extensive experience in the finance industry, her knowledge gained from being an early adopter of electronic trading, and the perspective she brings by virtue of being a user of the Company's system.

    Directors Continuing in Office

            Kathleen Casey has served as a Director of the Company since March 13, 2012. Ms. Casey has served as a Senior Advisor to Patomak Global Partners in Washington, D.C. since February 2012. Previously, Ms. Casey served as a Commissioner with the U.S. Securities and Exchange Commission, completing her five-year term in August 2011. Prior to being appointed Commissioner, she spent 13 years on Capitol Hill. From 2003 to 2006, she served as Staff Director and Counsel of the U.S. Senate Banking, Housing, and Urban Affairs Committee. From 1996 to 2003, Ms. Casey served in a series of senior advisory roles to U.S. Senator Richard Shelby (R-AL), first as Legislative Director and then Chief of Staff. From 1994 to 1996, Ms. Casey served as Staff Director of the Subcommittee on Financial Institutions and Regulatory Relief on the Senate Banking Committee and as Legislative Assistant from 1993 to 1994, during which she was responsible for handling tax, budget, and finance policy matters. Ms. Casey is a member of the State of Virginia and District of Columbia bars, is an Adjunct Professor at George Mason University School of Law, a Distinguished Policy Fellow at the Center for Financial Markets and Policy at Georgetown University's McDonough School of Business, and a member of the Library of Congress Trust Fund Board, the Public Company Accounting Oversight

Board Advisory Council and the Federal Bar Association Securities Law Section Executive Council. She received her J.D. from George Mason University School of Law in 1993, and her B.A. in International Politics from Pennsylvania State University in 1988.

            Ms. Casey was selected to be a member of the Board of Directors because of her nearly two decades of experience in senior government regulatory and policy roles as well as her significant and extensive experience in contributing to the regulation of the financial services industry.

            James L. Fox has served as a Director of the Company since March 13, 2012. Mr. Fox has served as Chairman of FundQuest, Inc., subsidiary of BNP Paribas Investment Partners from September 2010 through December 2011 (when it was acquired by Envestnet, Inc.). Prior to his appointment as Chairman, Mr. Fox served as President and CEO of FundQuest from October 2005 to September 2010. Prior to joining FundQuest, Mr. Fox served as the Executive Vice President and Chief Financial Officer of The BISYS Group, Inc. from September 2003 to October 2005. Prior to joining BISYS, Mr. Fox served as President and CEO of govONE Solutions, an electronic government payments services provider, and subsidiary of First Data Corporation. He also served as the Chief Financial Officer of Gomez, Inc. and the General Manager of the Professional Services Division. Other leadership roles in Mr. Fox's career include Vice Chairman of PFPC Worldwide, Inc., a mutual fund services company of PNC Financial Services Group, Inc., where he also served as a member of the Board of Directors, President and CEO of Fist Data Investor Services Group and President of Distribution Management Services, Inc. Mr. Fox is currently a member of the board of directors of Pegasus Solutions, Inc. and has previously served as a board member of several private companies. He participated in the Advanced Management Program at the Wharton School of the University of Pennsylvania in 1996, he earned his M.B.A. in Finance from Suffolk University in 1980, and his B.A. in Economics from the State University of New York in 1973.

            We believe Mr. Fox's qualifications to serve on our Board of Directors include his extensive experience in the business and financial services industry, financial reporting and his knowledge gained from service on the boards of various other companies.

            Gerald D. Putnam, Jr. has served as an independent director of FXall since July 2008. Mr. Putnam has served as Chief Executive Officer of TruMarx Data Partners, an electronic energy swaps trading platform since February 2011. Mr. Putnam served as Vice Chairman, President and Co-Chief Operating Officer of NYSE Group, Inc. until September 2007. Prior to joining NYSE Group, Inc. in March 2006, Mr. Putnam founded and served as Chairman and Chief Executive Officer of Archipelago Holdings, Inc., an all-electronic exchange based in Chicago. Mr. Putnam has held various positions at several financial firms including, Jefferies & Company, Paine Webber, Prudential Walsh Greenwood and Geldermann Securities, Inc. Mr. Putnam received a Bachelor of Science degree in economics with a major in accounting from the Wharton School of the University of Pennsylvania in 1981.

            We believe Mr. Putnam's qualifications to serve on our Board of Directors include his significant and extensive experience in the finance industry, his extensive associations in the financial industry and his knowledge gained from service on the boards of various other companies, including business strategy.

            John C. Rosenberg has served as a member of our Board of Directors since October 2009. Mr. Rosenberg is a general partner with Technology Crossover Ventures, or TCV, a private equity and venture capital firm focused on information technology companies where he has worked since 2000. Mr. Rosenberg also serves on the board of directors of Think Finance, a provider of next generation financial products for consumers. Mr. Rosenberg holds an A.B. in Economics from Princeton University.

            We believe Mr. Rosenberg's qualifications to serve on our Board of Directors include his extensive experience in the business and financial services industry, strategic development, financial reporting and his knowledge gained from service on the boards of various other companies.

            Peter Tomozawa has served as a Director of the Company since March 13, 2012. Mr. Tomozawa retired from Goldman Sachs & Company as a Participating Managing Director in July 2010, having spent his entire 17-year financial market career at Goldman. He was named a Managing Director in 2000 and a Partner in 2006. From 2004 to 2010, Mr. Tomozawa was Global Head of Foreign Exchange Sales and managed the distribution of FX products through the New York, London, Tokyo and Hong Kong offices. He was also responsible for the product management and distribution of the firm's FX electronic trading platform. Mr. Tomozawa served on Goldman's Credit Policy Committee. He was a board member of CLSAS, a foreign exchange trade aggregation service company, and a member of the Federal Reserve Bank FXC (Foreign Exchange Committee), where he helped draft the 2008 update and revisions to the "Guidelines for Foreign Exchange Trading Activities" document. Prior to investment banking, Mr. Tomozawa worked in the technology industry working at IBM after college and at a computer software start up firm before attending business school. Mr. Tomozawa earned a Bachelor of Science degree in Industrial and Operations Engineering from the University of Michigan in 1983 and a Masters in Business Administration degree in Finance from the Wharton School of the University of Pennsylvania in 1993.

            We believe Mr. Tomozawa's qualifications to serve on our Board of Directors include his experience in the investment industry and with electronic trading, particularly in the foreign currency markets, and the value he brings by virtue of having overseen the use of the Company's system from a liquidity provider's perspective.

            Robert W. Trudeau has served as a director of FXall since August 2006. Mr. Trudeau is a general partner leading the Financial Technology Group at TCV, where he has worked since August 2005 and has been in the investment industry since 2000. Prior to joining TCV, Mr. Trudeau was a Principal at General Atlantic Partners, where he led the firm's financial services practice. Prior to General Atlantic, Mr. Trudeau was a Managing Director at iFormation Group, a joint venture between General Atlantic, Goldman Sachs and Boston Consulting Group. Mr. Trudeau currently serves on the board of directors at Interactive Brokers Group, Inc. and TradingScreen. Mr. Trudeau received a B.A.H. in Political Science from Queen's University in 1991 and an M.B.A. from the Richard Ivey School of Business at the University of Western Ontario in 1995.

            We believe Mr. Trudeau's qualifications to serve on our Board of Directors include his extensive experience in the investment industry, business services, corporate development and his knowledge gained from service on the boards of various other companies.

    Required Vote; Recommendation of the Board

            Directors are elected by a majority of the votes cast, assuming a quorum is present. Abstentions and broker non-votes have no effect on this proposal, except they will be counted as having been present for purposes of determining the presence of a quorum.

            THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

            The Company does not have a formal policy requiring members of the Board to attend the meetings of the Board, although all directors are strongly encouraged to attend. Prior to the completion of our initial public offering, our Board of Directors consisted of seven members: Philip Z. Weisberg, Steven N. Cho, Andrew Coyne, Gerald D. Putnam, Jr., John C. Rosenberg, Robert Trudeau and Eddie H. Wen. In connection with the completion of our initial public offering, on February 8, 2012, Messrs. Cho, Coyne and Wen resigned from our Board of Directors. Upon consummation of our initial public offering, our Board of Directors consisted of four members, Messrs. Weisberg, Putnam, Rosenberg and Trudeau. On March 13, 2012, the Board appointed Ms. Casey, Ms. Christie, Mr. Fox and Mr. Tomozawa as additional members of our Board of Directors. During fiscal 2011, our Board held eight meetings. The standing committees of our Board, which prior to the completion of our initial public offering was our Audit Committee and Compensation Committee, held an aggregate of seven meetings during this period. Each director attended at least 75% of the total meetings of the Board and committees of the Board of which such director was a member. Our Board of Directors has affirmatively determined that each of Ms. Casey, Ms. Christie, Mr. Fox, Mr. Putnam, Mr. Rosenberg, Mr. Tomozawa and Mr. Trudeau meets the definition of "independent director" under applicable SEC and the New York Stock Exchange rules. In addition to participation at Board and committee meetings, our directors discharge their responsibilities throughout the year through personal meetings and other communications, including telephone contact with the Chairman and Chief Executive Officer and others regarding matters of interest and concern to the Company.

            Our Chief Executive Officer and Chief Financial Officer have each signed and filed the certifications under Section 302 of the Sarbanes-Oxley Act of 2002 with our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which was filed with the SEC on March 29, 2012.

            Our Board is committed to establishing and maintaining corporate governance practices that reflect high standards of ethics and integrity. To that end, we have established a Nominating and Corporate Governance Committee to assist our Board in the exercise of its responsibilities. The Nominating and Corporate Governance Committee Charter, as well as copies of our Code of Business Conduct and Ethics (the "Code of Conduct"), Compensation Committee Charter and Audit Committee Charter are available on our website located at http://investors.fxall.com/phoenix.zhtml?c=233147&p=irol-govHighlights. They are also available in print by writing to FX Alliance Inc., 909 Third Avenue, 10th Floor, New York, New York 10022, Attn: General Counsel. The Code of Business Conduct and Ethics provides guidance on a wide range of conduct, conflicts of interest and legal compliance issues for all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. We will post any amendments to, or waivers of, the Code of Business Conduct and Ethics applicable to our principal executive officer, principal financial officer and principal accounting officer on our website.

Director Independence

            As of June 15, 2012, our Board consisted of Philip Z. Weisberg, Kathleen Casey, Carolyn Christie, James L. Fox, Gerald D. Putnam, Jr., John C. Rosenberg, Peter Tomozawa and Robert Trudeau. The Board of Directors has affirmatively determined that Ms. Casey, Ms. Christie, Mr. Fox, Mr. Putnam, Mr. Rosenberg, Mr. Tomozawa and Mr. Trudeau each meet the definition of "independent director." Each of Mr. Fox, Ms. Casey and Ms. Christie meets the applicable New York Stock Exchange ("NYSE") and the Securities and Exchange Commission ("SEC") independence rules for purposes of serving on an Audit Committee. In addition, our Board of Directors has affirmatively determined that Mr. Fox qualifies as an "audit committee financial expert," as such term is defined in Item 401(h) of Regulation S-K.

            Philip Z. Weisberg, our Chief Executive Officer and Chairman of the Board of Directors, does not qualify as an "independent director" as that term is defined under current rules of the NYSE.

            The Nominating and Corporate Governance Committee conducts a review of the independence of all members of the Board for the purposes of determining which Board members are deemed independent and which are not at least annually and recommends, if appropriate, measures to be taken so that the Board contains at least the minimum number of independent directors required by the NYSE and any additional requirements that the Board deems appropriate.

            Each member of the Audit and Nominating and Corporate Governance Committees, must meet certain criteria for independence pursuant to the applicable rules of the NYSE, and any additional requirements that the Board deems appropriate, as set forth in such committee's respective charters.

Board Leadership Structure and Role in Risk Oversight

            The Board has no policy with respect to the separation of the offices of Chairman and Chief Executive Officer; Mr. Weisberg, our Chief Executive Officer, also currently serves as Chairman of the Board. However, the Corporate Governance Guidelines adopted by our Board provides that if the Board elects as Chairman of the Board a person who is not "independent" as defined in pertinent legal and/or regulatory standards, it shall also elect a "Lead Independent Director" who shall be an independent director and who shall be recommended by the Nominating and Corporate Governance Committee. The Lead Independent Director, among other things, (i) presides in the absence of the Chairman of the Board at all meetings of the stockholders and the Board at which the Chairman is not present, (ii) presides over all separate executive sessions of the independent Board members, and (iii) coordinates the activities of independent directors and serves as a liaison between the independent directors, the Board and the Chairman. On May 1, 2012, the Board, in connection with the confirmation of Philip Z. Weisberg to continue to serve as Chairman of the Board, elected Jerry Putnam, Jr. to serve as Lead Independent Director of the Company, to serve in accordance with the Company's Corporate Governance Guidelines and at the discretion of the Board.

            The Board of Directors has delegated to management the primary responsibility for enterprise level risk, while the Board of Directors has retained responsibility for oversight of management in that regard. Management is expected to offer an enterprise-level risk assessment to the Board at least once every year.

Policies with Respect to Transactions with Related Persons

            The Board has adopted a Related Party Transactions Policy, which requires that related party transactions be reviewed by the Audit Committee to ensure that they are fair and reasonable to us. The Audit Committee reviews and approves, with certain exceptions including employment and compensation-related agreements approved by the Compensation Committee, any contracts or transactions greater than $120,000 (individually or together in the aggregate if part of a series of related transactions) entered into between the Company and any director, officer or employee of the Company or an affiliate of any such director, officer or employee.

            The Board has adopted our Code of Conduct, which sets forth various policies and procedures intended to promote the ethical behavior of all of our employees, officers and directors. The Code of Conduct describes the Company's policy on conflicts of interest and describes the types of relationships that may constitute a conflict of interest with the Company. The Company's policy is to distribute the Code of Conduct to all of its employees, officers and directors on an annual basis. All employees, officers and directors are required to sign an acknowledgement of the Code of Conduct, including the conflict of interest policy.

            The executive officers and the Board are also required to complete a questionnaire on an annual basis which requires them to disclose any related person transactions and potential conflicts of interest. The General Counsel reviews the responses to the questionnaires and, if a transaction is reported by an independent director or executive officer, the questionnaire is submitted to the Chairman of the Audit Committee for review. If necessary, the Audit Committee will determine whether the relationship is material and will have any effect on the director's independence. After making such determination, the Audit Committee will report its recommendation on whether the transaction should be approved or ratified by the entire Board.

Director Nomination Process

            The Nominating and Corporate Governance Committee is responsible for, among other things, screening potential director candidates and recommending qualified candidates to the Board for nomination.

            When identifying and evaluating candidates, the Nominating and Corporate Governance Committee first determines whether there are any evolving needs of the Board that require an expert in a particular field. The Nominating and Corporate Governance Committee may retain a third-party search firm to assist the committee in locating qualified candidates that meet the needs of the Board at that time. A search firm would provide information on a number of candidates, which the Nominating and Corporate Governance Committee would then discuss. The Chairman of the Nominating and Corporate Governance Committee and some or all of the members of the Nominating and Corporate Governance Committee, as well as the Chairman and the Chief Executive Officer, will interview potential candidates that the Nominating and Corporate Governance Committee deems appropriate. If the Nominating and Corporate Governance Committee determines that a potential candidate meets the needs of the Board and has the requisite qualifications, it will recommend the nomination of the candidate to the Board.

            It is the Nominating and Corporate Governance Committee's policy to consider director candidates recommended by Stockholders, if such recommendations are properly submitted to the Company. Stockholders wishing to recommend persons for consideration by the Nominating and Corporate Governance Committee as nominees for election to the Board can do so by writing to the Secretary at FX Alliance Inc., 909 Third Avenue, 10th Floor, New York, New York 10022. Recommendations must include the proposed nominee's name, biographical data and qualifications, as well as a written statement from the proposed nominee consenting to be named and, if nominated and elected, to serve as a director. Recommendations must also follow the Company's procedures for nomination of directors by Stockholders as provided in our By-laws. The Nominating and Corporate Governance Committee will consider the candidate and the candidate's qualifications in the same manner in which it evaluates nominees identified by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may contact the Stockholder making the nomination to discuss the qualifications of the candidate and the Stockholder's reasons for making the nomination. The Nominating and Corporate Governance Committee may then interview the candidate if it deems the candidate to be appropriate. The Nominating and Corporate Governance Committee may use the services of a third-party search firm to provide additional information about the candidate prior to making a recommendation to the Board.

            The Nominating and Corporate Governance Committee's nomination process is designed to ensure that the Nominating and Corporate Governance Committee fulfills its responsibility to recommend candidates that are properly qualified to serve the Company for the benefit of all of its Stockholders, consistent with the standards established by the Nominating and Corporate Governance Committee under the Corporate Governance Guidelines.

Communication with the Board

            The Board and management encourage communications from the Company's Stockholders. Stockholders who wish to communicate with the Company's management should direct their communication to Andrew Posen, Investor Relations, FX Alliance Inc., 909 Third Avenue, 10th Floor, New York, New York 10022. Stockholders, or other interested parties, who wish to communicate with the non-management directors or any individual director should also direct their communications to Andrew Posen, Investor Relations, at the address above. Investor Relations will forward communications intended for the Board to the Chairman, or, if intended for an individual director, to that director. If multiple communications are received on a similar topic, Investor Relations may, in its discretion, forward only representative correspondence. Communications that are abusive, in bad taste or present safety or security concerns may be handled differently.

Risk Management

            The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company's risks. The Board regularly reviews information regarding the Company's credit, liquidity and operations, as well as the risks associated with each. The Compensation Committee is responsible for overseeing the management of risks relating to the Company's executive compensation plans and arrangements. The Audit Committee assists with risk management oversight in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

Board Committees

            The Board has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The Audit, Compensation and Nominating and Corporate Governance Committees are composed entirely of independent directors, as defined under applicable NYSE rules and guidelines. The charters of each committee are available on the Investor Relations page of our website, http://investors.fxall.com/phoenix.zhtml?c=233147&p=irol-govHighlights.

    Audit Committee

            As described in the Audit Committee charter, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent public accountants to audit our financial statements, including assessing the independent auditor's qualifications and independence, and establishes the scope of, and oversees, the annual audit. The Audit Committee also approves any other services provided by our independent public accountants. The Audit Committee provides assistance to the Board of Directors in fulfilling its oversight responsibility to the Stockholders, the investment community and others relating to the integrity of our financial statements, and our compliance with legal and regulatory requirements. The Audit Committee oversees our system of disclosure controls and procedures and system of internal controls regarding financial accounting, legal compliance and ethics that management and our Board established. In doing so, it is the responsibility of the Audit Committee to maintain free and open communication between the committee and our independent auditors, the internal accounting function and management of our Company.

            The Board of Directors has determined that the chairman of the Audit Committee is an "audit committee financial expert" as that term is defined in the applicable rules of the SEC. Mr. Fox is Chairman, and Ms. Casey, Ms. Christie and Mr. Rosenberg are members of the Audit Committee. During fiscal 2011, the Audit Committee held five meetings.

            The report of our Audit Committee appears under the heading "Audit Committee Report" beginning on page 16.

    Compensation Committee

            As described in the Compensation Committee charter, the Compensation Committee establishes and reviews general policies related to our compensation and benefits. The Compensation Committee determines and approves, or makes recommendations to the Board with respect to, the compensation and benefits of our Board and executive officers, and administers our 2006 Stock Option Plan and the FX Alliance Inc. 2012 Incentive Compensation Plan (the "2012 Plan").

            Mr. Trudeau is Chairman and Messrs. Putnam and Tomozawa are members of the Compensation Committee. During fiscal 2011, the Compensation Committee held two meetings.

            The report of our Compensation Committee appears under the heading "Compensation Committee Report on Executive Compensation" on page 43.

    Nominating and Corporate Governance Committee

            As described in the Nominating and Corporate Governance Committee charter, the Nominating and Corporate Governance Committee recommends candidates to serve on our Board of Directors. The Nominating and Corporate Governance Committee is also responsible for overseeing the organization of the Board to discharge the Board's duties and responsibilities properly and efficiently, identifying best practices and recommending corporate governance principles, and developing and recommending to the Board a set of corporate governance guidelines and principles applicable to us.

            Ms. Christie is Chairperson and Messrs. Putnam and Trudeau are members of the Nominating and Corporate Governance Committee. During fiscal 2011, prior to the completion of our initial public offering, the Company did not have a Nominating and Corporate Governance Committee or equivalent committee performing a similar function. Consequently, there were no meetings of the Nominating and Corporate Governance Committee in fiscal 2011.

Indemnification Agreements

            We entered into indemnification agreements with each of our current directors and executive officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Compensation Committee Procedures

            The Compensation Committee directs management to prepare financial data used by the Compensation Committee in determining executive compensation. In addition, members of the Company's human resources and accounting departments assist in the preparation of executive compensation tally sheets and historical information on compensation paid to executives. The Compensation Committee is presented with recommendations from management as to the level and type of compensation to provide to named executive officers other than the Chief Executive Officer. The Compensation Committee also makes recommendations to the Board on the Chief Executive Officer's compensation and approves every equity compensation award granted to employees of the Company. Members of the Company's legal department provide the Compensation Committee with general advice on laws applicable to executive compensation and the directors' fiduciary duties in setting compensation.

            The Chief Executive Officer typically attends meetings at the request of the Compensation Committee. The Chief Executive Officer's feedback about each officer's performance is essential in the Compensation Committee's determination of the officer's salary and target incentive compensation determinations. The Compensation Committee also may hire independent consultants or professionals to advise it on compensation matters.

DIRECTOR COMPENSATION

            In fiscal year 2011, none of our directors received any compensation for his services on our Board of Directors. On a going forward basis, each non-employee director will receive an annual cash retainer of $50,000, or in the case of the chair of the Board or the Lead Independent Director, $65,000. Chairs of the Audit, Compensation, and Nominating and Corporate Governance Committees will receive a supplemental annual retainer of $10,000. In addition, each member of a committee other than the chair, will receive supplemental annual retainer of $5,000. All non-employee directors will be eligible to receive an annual grant of restricted stock with a fair market value of $50,000.

 AUDIT COMMITTEE REPORT

            The role of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to the accounting and financial reporting processes of the Company, including its internal controls over financial reporting. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Company's independent registered public accounting firm during fiscal year 2011, PricewaterhouseCoopers LLP, was responsible for auditing the financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States and performing reviews of the unaudited quarterly financial statements.

            During fiscal year 2011, the Audit Committee met and held discussions with management and the independent registered public accounting firm and independently as a committee, which fulfills its responsibilities pursuant to the Company's Audit Committee charter. The Audit Committee met with the independent registered public accounting firm in executive session, as well as with management present. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States and the Audit Committee has reviewed and discussed the consolidated financial statements as of and for the year ended December 31, 2011 with management and the independent registered public accounting firm, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. In addition, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm the adequacy and effectiveness of the Company's financial reporting procedures, disclosure controls and procedures, and internal control over financial reporting. The Audit Committee discussed with the independent registered public accounting firm all matters required to be discussed by the standards established by the Public Company Accounting Oversight Board (United States).

            In addition, the Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

            The Audit Committee received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor's communications with the audit committee concerning independence, and has discussed with the independent auditor the independent auditor's independence. The Audit Committee has determined that the non-audit services provided to FXall and our affiliates by the independent auditor (discussed below under "Proposal Two: Ratification of Independent Registered Public Accounting Firm") are compatible with such firm maintaining its independence.

            The Audit Committee also discussed with the Chief Executive Officer and the Chief Financial Officer of the Company their respective certifications with respect to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

            In reliance on the reviews and discussions referred to above, and the receipt of unqualified opinions from PricewaterhouseCoopers LLP dated March 29, 2012, with respect to the consolidated financial statement of the Company as of and for the year ended December 31, 2011, and with respect to the effectiveness of the Company's internal control over financial reporting, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the Securities and Exchange Commission.

            For fiscal year 2012, the Audit Committee has selected, and the Board has ratified, as the Company's independent registered public accounting firm, PricewaterhouseCoopers LLP. During the fiscal year ended December 31, 2011 the Company did not have any disagreement with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to PricewaterhouseCoopers LLP's satisfaction, would have caused PricewaterhouseCoopers LLP to make reference to the subject matter of disagreement in their reports on the Company's consolidated financial statements. In addition, during such periods, there were no "reportable events" as that term is defined in Item 304(a)(1)(v) of Regulation S-K. PricewaterhouseCoopers LLP's report on the Company's consolidated financial statements as of and for the fiscal year ended December 31, 2011 contained no adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

Submitted by:
Audit Committee
James L. Fox – Chairman
Kathleen Casey
Carolyn Christie
John C. Rosenberg

EXECUTIVE OFFICERS

            The following table sets forth the name, age (as of June 15, 2012) and principal position of each of the Company's executive officers with the exception of Philip Z. Weisberg, whose information appears above under "Proposal One—Nominees for Directors":

Name	Age	Position
Philip Z. Weisberg	44	Chairman and Chief Executive Officer
John W. Cooley	52	Chief Financial Officer
James F.X. Sullivan	60	General Counsel

            John W. Cooley has been the Company's Chief Financial Officer since its inception in 2000. Prior to joining FXall, Mr. Cooley was HSBC's Chief Administrative Officer for Global Fixed Income, with responsibilities for planning and strategy, including e-business. Previously, he was HSBC's Managing Director and head of Debt Capital Markets and Syndicate in New York. Before joining HSBC in 1996, Mr. Cooley spent 13 years with J.P. Morgan where he held positions in Fixed Income Syndicate, Structured Finance, Private Placements and Investment Banking. Mr. Cooley received a Bachelor of Arts degree in Economics from Yale University in 1982 and a Master of Business Administration degree in Finance from New York University in 1987.

            James F.X. Sullivan has been the Company's General Counsel since March 2001. Before joining FXall, Mr. Sullivan worked in the legal department at J.P. Morgan, where he most recently represented the internal business incubator in connection with spin offs, joint ventures, and other venture capital matters. Previously at J.P. Morgan, Mr. Sullivan served as a transactional and securities adviser with responsibility for public finance, fixed income, emerging markets, complex structured finance and credit and equity derivative products. Prior to joining J.P. Morgan, Mr. Sullivan was an attorney with the law firm of Schulte Roth and Zabel. Mr. Sullivan received a Bachelor of Science degree in Physics from Brooklyn College in 1976 and a Juris Doctor degree from the University of Virginia School of Law in 1982.

 COMPENSATION DISCUSSION AND ANALYSIS

Overview

            The purpose of this compensation discussion and analysis section is to provide information about the material elements of compensation that is paid, awarded to or earned by our "named executive officers," who consist of our principal executive officer, our principal financial officer and our general counsel. For our fiscal year ending December 31, 2011 (referred to herein as "fiscal year 2011"), our named executive officers were:

Name	Position(s)
Philip Z. Weisberg	Chief Executive Officer
John W. Cooley	Chief Financial Officer
James F.X. Sullivan	General Counsel

Objectives and Philosophy

            Our executive compensation program is designed to support the key objective of creating value for shareholders by growing our revenue and adjusted EBITDA, and by growing trading volume and the number of active customers. In order to further these goals, the Compensation Committee of the Board of Directors (the "Committee") has established the following objectives in determining the compensation of the named executive officers:

  •
  balance rewards for executives between short-term results and long-term strategic goals;

  •
  attract and retain high performing executive talent by compensating executives at competitive levels;

  •
  provide rewards consistent with a pay-for-performance philosophy; and

  •
  align management and shareholder interests through equity based compensation, which provides long-term incentives to the executives to drive a high total shareholder return.

            Consistent with our pay-for-performance philosophy, a significant portion of each executive officer's total compensation is variable and delivered based on actual performance and results, as discussed below.

            Going Forward:    Our compensation approach has been necessarily tied to our stage of development. Prior to our initial public offering, we were a privately held company. As we gain experience as a public company, we expect that the specific direction, emphasis and components of our executive compensation program will continue to evolve. Accordingly, the compensation paid to our named executive officers for fiscal year 2011 is not necessarily indicative of how we will compensate our named executive officers after our initial public offering. Changes that have been made or planned for 2012 are discussed herein.

2011 Compensation Committee Decisions

            Based on the Committee's determination of Company performance in relation to market performance and its understanding of external market pay levels, the Committee took several actions in 2011:

            Limited 2011 Base Salary Increases to Named Executive Officers:    The current employment agreements for Messrs. Weisberg and Cooley were signed in 2010 and included salary increases that took effect in 2010. No additional base salary increases were provided in 2011 to these officers. Mr. Sullivan is employed under an employment agreement signed in 2001; he received a salary increase from $200,000 to $225,000 in March 2011 and received a further increase in base salary to $275,000 effective March 1, 2012.

            Increases in 2011 Bonus Target Dollar Amounts:    The employment agreements for Messrs. Weisberg and Cooley signed in 2010 both included increases in annual bonus targets to $1,600,000 and $625,000 respectively that took effect in 2011. Mr. Sullivan has historically not had an annual bonus target amount.

            2011 Bonus Payments:    Based on both the financial and strategic performance of the Company and its named executive officers, the Committee elected to pay Mr. Weisberg a bonus of $1,300,000 for 2011, constituting 81.25% of his target bonus, to pay Mr. Cooley a bonus of $625,000 for 2011, constituting 100% of his target bonus, and to pay Mr. Sullivan a bonus of $250,000 for 2011. For more information on how bonus amounts are determined, see "—Components of Executive Compensation for 2011—Annual Bonus."

            Limited 2011 Stock Option Awards:    The employment agreements for Messrs. Weisberg and Cooley signed in 2010 included substantial one-time option awards and, as a result, the Committee elected not to make any new option grants to these officers. Mr. Sullivan did not receive a stock option grant in 2011, but did receive a stock option grant of 25,000 options under the new FX Alliance Inc. 2012 Incentive Compensation Plan (the "2012 Incentive Plan") upon the successful completion of our initial public offering.

            Adoption of New Executive Compensation Policies:    We have adopted an Insider Trading Policy and developed an Industry Peer Group for external benchmarking purposes and Chief Executive Officer Stock Ownership Guidelines, as part of an effort to establish sound corporate governance guidelines.

Compensation Processes and Criteria

            Role of the Committee:    Our Committee oversees our compensation practices and consists of Messrs. Trudeau, Putnam and Tomozawa. The Committee is responsible for establishing and approving the compensation of our officers, and operates under a written charter adopted by our Board of Directors. The Committee determines or recommends any overall salary increase and bonus pool and any other compensation that may be provided to any of the named executive officers, including establishing the compensation plans and programs, and determining the overall executive compensation program. The Committee recommends the appropriate level of compensation of the Chief Executive Officer to the Board of Directors, which has ultimate responsibility for setting the compensation of the Chief Executive Officer. In addition, the Committee has final authority in the determination of compensation levels and plans for the other named executive officers.

            Role of Management:    The Chief Executive Officer recommends the compensation of the other named executive officers as well as other officers below that level ("Management") to the Committee, and administers and communicates the compensation decisions that are made by the Committee. In certain instances, members of Management serve as an intermediary between the Committee and the Independent Compensation Consultant (as defined below) to report Company information, and review interim reports for accuracy.

            Role of the Independent Compensation Consultant:    In order to ensure that we continue to remunerate our executives appropriately, the Committee has retained Towers Watson as its independent compensation consultant (the "Independent Compensation Consultant") to review its policies and procedures with respect to executive compensation. In 2011, Towers Watson was contracted by the Committee to review executive contracts, review a draft of a portion of the Company's registration statement, assist with compensation policy development and provide publicly available compensation data for both named executive officers and non-executive officers. The Committee retains the right to modify or terminate its relationship with Towers Watson or select other outside advisors to assist the Committee in carrying out its responsibilities.

            Use of Market Data:    In the past, we focused on providing a competitive compensation package for executives based on market compensation practices in the financial services and financial technology sectors for like positions, as determined by and based upon the experience of the Committee. No formal industry peer group was established for 2011 pay decisions. In late 2011, published compensation survey data for the electronic trading industry was provided to the Committee by the Independent Compensation Consultant, and the Committee considered this data when determining Mr. Sullivan's salary level for 2012.

            Industry Peer Group:    In 2012 the Committee is expected to review and approve an Industry Peer Group of publicly traded US companies that, going forward, will serve as an external data source for named executive officer compensation levels, policies and practices. This Industry Peer Group will be developed and modified by the Independent Compensation Consultant in conjunction with the Chief Executive Officer and Compensation Committee. It will consist of companies focused on financial services technology, and have a size (as measured by revenue and market capitalization) that the Committee considers relevant to the Company's long-term goals. While the Committee will review the peer group data, it does not intend to use the peer group data as the sole determining factor for compensation. Instead, the Committee will use the peer data as part of its overall decision making, recognizing there may be material differences in the Company's size, objectives and roles of individuals compared with peer group companies.

            Risk Management:    We have determined that any risks arising from its compensation programs and policies are not reasonably likely to have a material adverse effect on us. Our compensation programs and policies mitigate risk by combining performance-based, long-term compensation elements with payouts that are correlated with the value delivered to stockholders. The combination of performance measures for annual bonuses and the equity compensation programs, share ownership and retention guidelines for the Chief Executive Officer, as well as the multiyear vesting schedules for equity awards, encourages employees to maintain both short and long-term views with respect to Company performance.

Components of Executive Compensation for 2011

            In 2011, the elements of compensation for the named executive officers included a mix of base salary and annual bonus. In previous years, this has also included equity grants. Executive compensation has a high proportion of total direct compensation delivered through pay-for-performance incentives and long-term equity-based compensation, resulting in more compensation being dependent on our performance.

        Base Salary

            Base salaries are set by the Committee, or in the case of the CEO, by the Board based on their understanding of compensation levels at financial services or trading technology companies of similar size and complexity, as well as their subjective overall assessment of performance.

            2011 Actions:    In 2011, the Committee did not increase the annual base salaries for Messrs. Weisberg or Cooley. Each of these officers entered into new employment agreements with the Company in 2010, and as a result, the Committee concluded that no base salary increases were required to maintain market competitiveness in 2011. Mr. Sullivan's base salary was raised from $200,000 per year to $225,000 per year effective March 2011 and was increased again effective March 1, 2012 to $275,000. These increases are due to his increase in responsibilities related to preparing the

Company to be a publicly traded company. The annual base salaries for each of our named executive officers are as follows:

Named Executive Officer	2011 Annual Salary as of December 31
Philip Z. Weisberg	$400,000
John W. Cooley	$300,000
James F.X. Sullivan	$225,000

            Going Forward:    The Committee will include the use of peer group data as a factor in its evaluation of base salaries for the named executive officers.

        Annual Bonus

            The Committee has the authority to award annual bonuses to our named executive officers, based upon recommendations made by the Chief Executive Officer (other than for his own compensation). The annual bonuses are intended to offer incentive compensation by rewarding the achievement of corporate and individual performance objectives.

            Chief Executive Officer Target Bonus Amounts:    On an annual basis, the Committee sets a target level of bonus compensation for Mr. Weisberg that is structured as a percentage of his annual base salary. In 2010, when renegotiating Mr. Weisberg's employment agreement, the Committee elected to increase Mr. Weisberg's annual target bonus from $1,100,000 to $1,600,000, effective with the start of fiscal year 2011. The Committee provided this increase based on the performance of the Company, the performance of Mr. Weisberg and their general understanding of market compensation for Chief Executive Officers of financial technology firms. This change represented a change in mix of compensation as the portion of Mr. Weisberg's total compensation represented by equity compensation was reduced to limit dilution.

            Other Named Executive Officer Target Bonus Amounts:    In 2010, when renegotiating Mr. Cooley's contract, the Committee elected to increase Mr. Cooley's annual target bonus from $500,000 to $625,000, effective with the start of fiscal year 2011. The Committee provided this increase based on performance of the Company, the performance of Mr. Cooley, his additional responsibilities related to Human Resources, and his anticipated value to the Company as well as their general understanding of market compensation for Chief Financial Officers of financial technology firms. Mr. Sullivan did not have a target bonus amount for fiscal year 2011, and has not had a target bonus in previous years.

            For 2011, the target bonus amounts in dollar terms and as a percentage of salary were:

	Annual Bonus Target Value
Named Executive Officer	% of Annual Base Salary	$
Philip Z. Weisberg	400%	$1,600,000
John W. Cooley	208%	$625,000
James F.X. Sullivan	N/A	N/A

            Chief Executive Officer Performance Objectives:    In the case of the Chief Executive Officer, the Committee after consultation with the Chief Executive Officer at the beginning of the year establishes his performance objectives (individual and Company) for the upcoming year. At the end of the year, the Committee conducts a performance evaluation of the Chief Executive Officer based on his achievement of these pre-established objectives and other performance factors that it deems appropriate.

            The 2011 performance objectives for Mr. Weisberg included (i) a corporate-wide revenue target excluding interest and other income of $114.7 million, (ii) an adjusted EBITDA target of $51.2 million, (iii) and other discretionary and individualized goals as determined by the Company (refer to table below).

            Other Named Executive Officer Performance Objectives:    The various corporate and individual performance objectives considered by our Chief Executive Officer and Committee when making our named executive officers' annual cash bonus determinations are different for each individual depending upon that officer's duties and areas of responsibility. Their performance objectives are established and communicated to each of the named executive officers upon the approval of the plan by the Board of Directors. These corporate and individual performance objectives are designed to be challenging but achievable. The performance metrics and objectives are primarily qualitative in nature and not quantitative, and are not weighted in any specific manner by our Chief Executive Officer or Committee in making annual bonus determinations for named executive officers.

            To assist the Committee in its review of the named executive officers other than the Chief Executive Officer, the Chief Executive Officer presents his performance assessment and compensation recommendations for each executive officer to the Committee other than himself, and then the final payment to each named executive officer may be adjusted, up or down, by the Committee, depending on its assessment of each individual's performance.

            Our Chief Executive Officer and the Committee have the discretion to determine whether and in what amounts such bonuses are paid based upon his or its subjective and quantitative evaluation of whether the named executive officers have achieved their respective objectives and the impact of their performance on overall corporate objectives. Bonus determinations are not formulaic and our Chief Executive Officer and Committee retain complete discretion over the ultimate annual bonus determinations regardless of a named executive officer's individual or corporate performance. In making the bonus determinations, our Chief Executive Officer and Committee have not historically followed any established guidelines. These annual bonuses are intended to reward named executive officers who have a positive impact on corporate results.

            2011 Results and Annual Incentive Bonus Payments:    All named executive officers were responsible for overall financial objectives set during the budgeting process at the beginning of the fiscal year.

Financial Objectives
($ amounts in millions)

Objective	Target	Achievement
Revenue excluding interest and other income	$114.7	$118.2
Adjusted EBITDA	$51.2	$57.8
Adjusted EBITDA Margin	45%	49%

            In making the bonus determination for Mr. Weisberg, the Committee considered these results in relation to general market results. In making bonus determinations for other named executive officers, our Chief Executive Officer and the Committee considered all of these results, as well as general performance metrics that he or it believe most appropriately reflected each executive officer's impact on our overall corporate performance.

Philip Z. Weisberg	John W. Cooley	James F.X. Sullivan
Strategy: One of Mr. Weisberg's primary responsibilities is the development and implementation of strategic plans. In 2011, he laid out and launched a plan for derivatives trading on the platform and ensured that the organization was ready for potential regulatory changes. In October, the Board of Directors accepted his 12 month business plan followed by an approval of a 24 month revenue plan.	Legal and Financial Risk Management and Reporting: Mr. Cooley ensured overall readiness for a public offering and ongoing reporting and compliance by advancing the people, processes and systems for reporting and financial planning and analysis.	SEC Readiness/IPO S-1: Mr. Sullivan was tasked with preparing the company for a potential public offering. He managed the process for selecting legal counsel and all internal legal processes associated with the public offering.

Technology and Market Execution: The Compensation Committee considered Mr. Weisberg's performance as a technology and market innovator. Mr. Weisberg increased the service levels and continues to manage the team towards higher levels of achievement. He has also pursued and delivered higher scalability in our active trading systems model and continues to improve the client footprint in that market.	Regulatory Authorizations for NDF's and Options: Mr. Cooley advanced readiness for approvals to become a swap execution facility.	Regulatory Compliance: Mr. Sullivan drafted documents for regulators to communicate the business impact of Dodd Frank and to influence the development of associated legislation and regulations.

Human Resources and Organization: Mr. Weisberg is responsible for developing the staff and organization to be an innovative market-leader. In 2011, the Committee considered his performance relating to retention and development of the senior team and overall employee satisfaction.
	Human Resources and Administration: Mr. Cooley was tasked with and executed on hiring executive level talent in Finance, Human Resources and Regulatory Compliance in preparation for being a public company.	Accelerating Adoption: Mr. Sullivan streamlined the process of completing client user agreements.

            The bonuses approved by the Committee and paid for 2011 performance were:

	Annual Incentive Earned
Named Executive Officer	$	% of Target
Philip Z. Weisberg	$1,300,000	81.25%
John W. Cooley	$625,000	100%
James F.X. Sullivan	$250,000	N/A

            Going Forward:    For 2012, the Committee is expected to adopt a non-equity incentive plan as part of the 2012 Incentive Plan. The Committee will determine for each named executive officer target amounts, target performance levels and maximum awards. For more information on the new 2012 Incentive Plan, see "—Equity Incentive Plans—The 2012 Incentive Plan."

Equity Plans

            The Committee believes that equity-based compensation is an important component of our executive compensation program and that providing a significant portion of our named executive officers' total compensation package in equity-based compensation aligns the incentives of our executives with the interests of our stockholders and with our long-term corporate success. Additionally, the Committee believes that equity-based compensation awards enable us to attract, motivate, retain and compensate executive talent adequately. To that end, we have awarded equity-based compensation in the form of stock options to further the long-term perspective necessary for continued success of the business. For further information on these grants, please see "—Employment Agreements and Severance and Change in Control Benefits."

            2011 equity grants to named executive officers:    Messrs. Weisberg and Cooley did not receive any equity grants because they signed employment agreements that included a 2010 one-time stock option grant and, as longer-tenured employees, their cumulative equity ownership in the form of stock options was sufficient to align their personal financial interests with stockholder interests up through the date of the offering. Messrs. Weisberg and Cooley also received stock option grants in 2006. The Company has granted stock options to Mr. Sullivan annually from 2006-2010. Mr. Sullivan did not receive a stock option grant in 2011, but did receive a stock option grant of 25,000 options under our new 2012 Incentive Plan upon the successful completion of the our initial public offering.

            Insider trading policy:    We have adopted an insider trading policy, which prohibits trading in company shares when the affected employee is in possession of material non-public information about the company.

            Going Forward:    We expect several changes to our equity plans and practices following the completion of our initial public offering:

  •
  For 2012, the Compensation Committee and our Board of Directors has approved the 2012 Incentive Plan as further described in "—Equity Incentive Plans—The 2012 Incentive Plan" below, which became effective upon consummation of our initial public offering. This plan provides the Compensation Committee with the authority to grant stock options, restricted stock units, performance units, and other types of equity and non-equity incentives to employees, directors, and other key contributors to the Company.

  •
  We expect the Compensation Committee to make equity-based grants to our named executive officers and other employees on a periodic basis. These grants may be in the form of stock options, restricted stock units, performance-based shares or other permitted incentive types.

 Dividend, Option Adjustments and Share Grants in Connection with our Initial Public Offering

            In connection with the completion of our initial public offering, in February 2012, we paid a dividend of $2.23 per share to record holders of our outstanding preferred stock and common stock as of January 24, 2012. As required under the terms of our 2006 stock option plan, we made anti-dilution adjustments to vested and unvested stock options. We made a dividend equivalent payment of $2.23 per share of common stock underlying each vested stock option to holders of outstanding vested stock options as of the record date, for an aggregate payment to these option holders of approximately $6.9 million. As a result, Messrs. Weisberg, Cooley and Sullivan received dividend equivalent payments of approximately $2.5 million, $0.9 million, and $0.2 million, respectively. In addition we made adjustments to the exercise price and the number of shares underlying outstanding unvested options. As the result of these adjustments, Messrs. Weisberg, Cooley and Sullivan had the number of shares underlying their outstanding unvested options adjusted from 525,000 to 622,563, from 196,875 to 233,460, and from 37,500 to 44,466, respectively, with weighted average exercise prices of $11.17, $11.17, and $10.52, respectively. In addition, each of Messrs. Weisberg, Cooley and Sullivan received a grant of 100 shares of our common stock upon the completion of our initial public offering.

Other Executive Benefits and Perquisites

            We provide no benefits to our named executive officers that are not available on the same basis to other eligible employees. Our employee benefits for U.S. based employees include:

  •
  health insurance;

  •
  life insurance and supplemental life insurance;

  •
  short-term and long-term disability; and

  •
  401(k) plan with matching contributions.

            We believe these benefits are generally consistent with those offered by other companies and particularly those companies with which we compete for employees.

            Going Forward:    We expect no additional benefits or perquisites to be adopted for our named executive officers.

Employment Agreements and Severance and Change in Control Benefits

            We have entered into employment agreements with Messrs. Weisberg, Cooley and Sullivan. These agreements provide for severance in the event of certain qualifying terminations of employment, as further explained below. Furthermore, we recognize that the possibility of a change in control could arise and that such a possibility could result in the departure or distraction of members of the management team to the detriment of the Company and our stockholders, and therefore we have included in these employment agreements enhanced severance provisions in the event of certain terminations in connection with a change in control to minimize employment security concerns arising in the course of negotiating and completing a significant transaction. These benefits, which are payable only if the named executive officer is terminated by the Company without cause or the executive resigns for good reason in connection with a change in control, are also quantified in the section below captioned "Potential Payments Upon Termination." These benefits include, in certain circumstances, the accelerated vesting of options, as further discussed below. We believe that it is appropriate to provide for accelerated vesting to protect the named executive officers from losing their unvested stock options upon termination in the event of a change in control as discussed above. By agreeing to protect the stock options of named executive officers, we believe we can reinforce and encourage the continued attention and dedication of the named executive officers to their assigned duties without distraction in the face of an actual or threatened change in control that may result in termination of their employment. In return, each named executive officer covenants not to compete or solicit employees from the date of termination, as further discussed below. Any severance payments cease if the executive violates these covenants during the severance period.

            The employment agreements for the named executive officers are summarized below. For further information on the employment agreements, we refer you to a complete copy of the agreements which we have filed as exhibits to our Registration Statement on Form S-1, as amended, filed with the SEC on February 7, 2012.

        Employment Agreement with Philip Z. Weisberg

            Mr. Weisberg entered into an employment agreement with the Company on July 15, 2010, which was amended on the effective the date of our initial public offering; the agreement as amended is summarized below. Mr. Weisberg's employment agreement has an initial term of four and one-quarter (4.25) years, beginning on September 29, 2010 and ending on December 31, 2014, which will automatically renew for additional one-year periods unless the Company or Mr. Weisberg gives written notice to the other party at least 90 days prior to such expiration. Under the terms of the employment agreement, Mr. Weisberg is paid an annual base salary of $400,000 and is entitled to an annual bonus in the target amount of $1,600,000 for 2011 and each year thereafter, based upon the satisfaction of performance targets. Mr. Weisberg is also entitled to participate in the employee benefit plans and programs that the Company makes generally available to all of its senior level executives or to other employees.

            Pursuant to the employment agreement, the Company made a grant of 700,000 options to Mr. Weisberg on December 28, 2010 with an exercise price of $13.25 per share. The options vest, and become exercisable, in four equal 25% installments on December 31, 2011 and each of the next three anniversaries thereof, provided that Mr. Weisberg continues to be employed until such time. The options expire on the tenth anniversary of the date of grant, subject to earlier expiration in the event of certain terminations of Mr. Weisberg's employment. For more information regarding certain adjustments made to Mr. Weisberg's option grant upon the consummation of our initial public offering, see "—Dividend, Option Adjustments and Share Grants in Connection with our Initial Public Offering."

            While Mr. Weisberg is employed, and for the one year period thereafter, he has agreed not to solicit employees of the Company or any of its clients or suppliers or engage in the specified business of the Company; if he is terminated during the period beginning three months before a change in control and ending on the first anniversary of the change in control, this period is lengthened to two years. The employment agreement also contains customary provisions regarding confidential information and protection of intellectual property.

            Mr. Weisberg's employment agreement grants him rights in the event of certain terminations of his employment:

    (a)
    In the event of his termination due to death, he (or his estate) is entitled to (i) a lump sum cash payment equal to his unpaid base salary through the date of termination, accrued but unused vacation time and any unreimbursed expenses (together, the "Accrued Obligations"), (ii) any unpaid bonus for the year prior to the year of termination, (iii) an amount equal to $1,600,000 pro-rated for the number of months in the calendar year of the termination in which he was employed, (iv) vesting of the portions of the options that would have vested on any vesting date occurring within 12 months of the termination (all unvested options will expire) and (v) vesting of his distribution equivalent payment (if any) ("distribution equivalent payment" is defined in the employment agreement and is the amount of the payments (if any) that the Company has made on equity that is the same as the equity underlying Mr. Weisberg's options during a period of a year before through a year after a change in control);

    (b)
    In the event of his termination due to disability, he is entitled to (i) the Accrued Obligations, (ii) any unpaid bonus for the year prior to the year of termination, (iii) 3 months of continued payments of his base salary and continued participation in the Company's health plans (ending at such earlier time as he becomes employed by another party), (iv) an amount equal to $1,600,000 pro-rated for the number of months in the calendar year of the termination in which he was employed, (v) vesting of the portion of the options that would have vested on any vesting date occurring within 12 months of the termination (all unvested options will expire) and (vi) vesting of his distribution equivalent payment (if any);

    (c)
    In the event that the Company terminates his employment without cause (as defined in the employment agreement, which includes non-renewal of the agreement by the Company at the end of a term) or if Mr. Weisberg terminates his employment for good reason (as defined in the employment agreement, which definition includes Mr. Weisberg's failure to be employed as the Chief Executive Officer of a publicly traded company), in each case under circumstances other than in connection with a change in control (as defined in the employment agreement) as contemplated below, then, contingent upon his signing a general release and waiver, he is entitled to (i) the Accrued Obligations, (ii) $166,667 on the 60th day following his termination and on the 15th of each of the next 11 months, (iii) 12 months of continued participation in the Company's health plans (or such earlier time as he becomes eligible for health benefits under another group plan), (iv) any unpaid bonus for the year prior to the year of termination, (v) an amount equal to $1,600,000 pro-rated for the number of months in the calendar year of the termination in which he was employed, (vi) vesting of the portion of the options that would have vested on any vesting date occurring within 24 months (or 12 months in the case of nonrenewal of the agreement by the Company at the end of the term) of the termination (all unvested options will expire) and (vii) vesting of his distribution equivalent payment (if any);

    (d)
    In the event that Mr. Weisberg is terminated for cause or due to his voluntary resignation (including his non-renewal of the employment agreement at the end of a term), he is generally only entitled to the Accrued Obligations and, unless he was terminated for cause, any unpaid bonus for the year ending prior to such termination; and

    (e)
    If during the period beginning three months before a change in control and ending on the first anniversary of the change in control Mr. Weisberg's employment is terminated without cause (including by the company not renewing his employment agreement) or by him for good reason, and in each case he executes a general release and waiver, he is entitled to (i) the Accrued Obligations, payable on the 60th day following termination, (ii) $333,333, with such payment being made on the 60th day following termination and on the 15th of each of the following 11 months, or, in the event of certain types of a change in control, a lump-sum, (iii) 24 months of participation in continuing health coverage (unless he qualifies for another group health arrangement), (iv) any unpaid bonus for the year prior to the date of termination, (v) a payment equal to $1,600,000 pro-rated for the number of months he worked during the calendar year of his termination, (vi) vesting of all of his options and (vii) vesting of his distribution equivalent payment (if any).

            The employment agreement also provides for the reduction of certain "parachute payments" in the event that Mr. Weisberg would be better off on an after-tax basis if such amounts were reduced.

            Mr. Weisberg's Pre-Offering Employment Arrangements:    Mr. Weisberg's employment agreement was amended upon the completion of our initial public offering and the amended agreement is described above. The amendments were initiated by the Company as proper and beneficial to the interests of the Company and appropriate provisions for the relationship of a publicly traded company with its chief executive officer. The employment arrangements that were in effect prior to our initial public offering (the "pre-offering arrangements") differ from the amended employment agreement in the following ways: (a) during his employment and for the one year period thereafter, Mr. Weisberg is not to solicit employees of the Company or any of its clients or suppliers, and during his employment and for the six month period thereafter, Mr. Weisberg is not to engage in the specified business of the Company; (b) the definition of good reason did not expressly include Mr. Weisberg's failure to be employed as the Chief Executive Officer of a publicly traded company; (c) in lieu of the vesting of options that would vest within the next 24 months after his termination by the Company without cause or by Mr. Weisberg with good reason as contemplated under clause (vi) of paragraph (c) above, only those options that would vest within the next 12 months after his termination would vest at such termination; (d) severance benefits would also be available upon Mr. Weisberg's resignation other than for good reason upon the first anniversary of a change in control; (e) the cash payment amount contemplated under clause (ii) of paragraph (e) above would be $166,667 upon Mr. Weisberg's resignation other than for good reason upon the first anniversary of the change in control; and (f) in lieu of the vesting of all options as contemplated under clause (vi) of paragraph (e) above, only those options that would vest within the next 24 months after his resignation would vest upon Mr. Weisberg's resignation other than for good reason upon the first anniversary of the change in control.

        Employment Agreement with John W. Cooley

            Mr. Cooley entered into an employment agreement with the Company on July 15, 2010, which was amended on the effective the date of our initial public offering; the agreement as amended is summarized below. Mr. Cooley's employment agreement has an initial term of four and one-quarter (4.25) years, beginning on October 1, 2010 and ending on December 31, 2014, which will automatically renew for additional one-year periods unless the Company or Mr. Cooley gives written notice to the other party at least 90 days prior to such expiration. Under the terms of the employment agreement, Mr. Cooley is paid an annual base salary of $300,000 and is entitled to an annual bonus in the target amount of $625,000 for 2011 and each year thereafter, based upon the satisfaction of performance objectives. Mr. Cooley is also entitled to participate in the employee benefit plans and programs that the Company makes generally available to all of its senior level executives or to other employees.

            Pursuant to the employment agreement, the Company made a grant of 262,500 options to Mr. Cooley on December 28, 2010 with an exercise price of $13.25 per share. The options vest in four equal 25% installments on December 31, 2011 and each of the next three anniversaries thereof, provided that Mr. Cooley continues to be employed until such time. The options expire on the 10th anniversary of the date of grant, subject to earlier expiration in the event of certain terminations of Mr. Cooley's employment. For more information regarding certain adjustments made to Mr. Cooley's option grant upon the consummation of our initial public offering, see "—Dividend, Option Adjustments and Share Grants in Connection with our Initial Public Offering."

            While Mr. Cooley is employed, and for the one year period thereafter, he has agreed not to solicit employees of the Company or any of its clients or suppliers or engage in the specified business of the Company; if he is terminated during the period beginning three months before a change in control and ending on the first anniversary of the change in control, this period is lengthened to eighteen months. The employment agreement contains customary provisions regarding confidential information and protection of intellectual property.

            Mr. Cooley's employment agreement grants him rights in the event of certain terminations of his employment:

    (a)
    In the event of his termination due to death, he (or his estate) is entitled to (i) the Accrued Obligations, (ii) any unpaid bonus for the year prior to the year of termination, (iii) an amount equal to $625,000 pro-rated for the number of months in the calendar year of the termination in which he was employed, (iv) vesting of the portion of the options that would have vested on any vesting date occurring within 12 months of the termination (all unvested options will expire) and (v) vesting of his distribution equivalent payment (if any) ("distribution equivalent payment" is defined in the employment agreement and is the amount of the payments (if any) that the Company has made on equity that is the same as the equity underlying Mr. Cooley's options during a period of a year before through a year after a change in control);

    (b)
    In the event of his termination due to disability, he is entitled to (i) the Accrued Obligations, (ii) any unpaid bonus for the year prior to the year of termination, (iii) 3 months of continued payments of his base salary and continued participation in the Company's health plans (ending at such earlier time as he becomes employed by another party), (iv) an amount equal to $625,000 pro-rated for the number of months in the calendar year of the termination in which he was employed, (v) vesting of the portion of the options that would have vested on any vesting date occurring within 12 months of the termination (all unvested options will expire) and (vi) vesting of his distribution equivalent payment (if any);

    (c)
    In the event that the Company terminates his employment without cause (as defined in the employment agreement, which includes non-renewal of the agreement by the Company at the end of a term) or if Mr. Cooley terminates his employment for good reason (as defined in the employment agreement, which definition includes Mr. Cooley's failure to be employed as the Chief Financial Officer of a publicly traded company), in each case under circumstances other than in connection with a change in control (as defined in the employment agreement) as contemplated below, then, contingent upon his signing a general release and waiver, he is entitled to (i) the Accrued Obligations, (ii) $25,000 on the 60th day following his termination and on the 15th of each of the next 11 months (or next five months in the case of a termination due to non-renewal by the Company), (iii) 12 months (or six months in the case of a non-renewal by the Company) of continued participation in the Company's health plans (or, in each case, such earlier time as he becomes eligible for health benefits under another group plan), (iv) any unpaid bonus for the year prior to the year of termination, (v) an amount equal to $625,000 pro-rated for the number of months in the calendar year of the termination in which he was employed, (vi) in a termination other than a non-extension, 12 monthly installments of $52,083, (vii) vesting of the portion of the options that would have vested on any vesting date occurring within 24 months of the termination (all unvested options will expire), and (viii) vesting of his distribution equivalent payment (if any);

    (d)
    In the event that Mr. Cooley is terminated for cause or due to his voluntary resignation (including his non-renewal of the employment agreement at the end of a term), he is generally only entitled to the Accrued Obligations and, except if he was terminated for cause, any unpaid bonus for the year ending prior to such termination; and

    (e)
    If during the period beginning three months before a change in control and ending on the first anniversary of the change in control Mr. Cooley's employment is terminated without cause (including by reason of the Company not renewing his employment agreement) or by him for good reason, and in each case he executes a general release and waiver, then he is entitled to (i) the Accrued Obligations, (ii) $115,625 on the 60th day following termination and on the 15th of each of the following 11 months, or, following certain types of a change in control, a lump-sum, (iii) 18 months of participation in continuing health coverage (unless he qualifies for another group health arrangement), (iv) any unpaid bonus for the year prior to the date of termination, (v) a payment equal to $625,000 pro-rated for the number of months he worked during the calendar year of his termination, (vi) vesting of all of his options and (vii) vesting of his distribution equivalent payment (if any).

            The employment agreement also provides for the reduction of certain "parachute payments" in the event that Mr. Cooley would be better off on an after-tax basis if such amounts were reduced.

            Mr. Cooley's Pre-Offering Employment Arrangements:    Mr. Cooley's employment agreement was amended upon the completion of our initial public offering and the amended agreement is described above. The amendments were initiated by the Company as proper and beneficial to the interests of the Company and appropriate provisions for the relationship of a publicly traded company with its chief financial officer. The employment arrangements that were in effect prior to our initial public offering (the "pre-offering arrangements") differ from the amended employment agreement in the following ways: (a) during his employment and for the one year period thereafter, Mr. Cooley is not to solicit employees of the Company or any of its clients or suppliers, and during his employment and for the six month period thereafter, Mr. Cooley is not to engage in the specified business of the Company; (b) the definition of good reason did not expressly include Mr. Cooley's failure to be employed as the Chief Financial Officer of a publicly traded company; (c) in lieu of the vesting of options that would vest within the next 24 months after his termination by the Company without cause or by Mr. Cooley with good reason as contemplated under clause (vii) of paragraph (c) above, only those options that would vest within the next 12 months after his termination would vest at such termination; (d) severance benefits would also be available upon Mr. Cooley's resignation other than for good reason upon the first anniversary of a change in control; and (e) in lieu of the vesting of all options as contemplated under clause (vi) of paragraph (e) above, only those options that would vest within the next 18 months after his resignation would vest upon Mr. Cooley's resignation other than for good reason upon the first anniversary of the change in control.

        Employment Agreement with James F.X. Sullivan

            Mr. Sullivan entered into an employment agreement with the Company on March 14, 2001 for an initial term of one year, which automatically renews for additional one-year periods. That employment agreement was amended on December 29, 2011, and, as amended, is described herein. The employment agreement is terminable by the Company or by Mr. Sullivan on 90 days prior written notice. Under the terms of the employment agreement, Mr. Sullivan is paid an annual base salary of $225,000 with an increase to $275,000 effective March 1, 2012. Mr. Sullivan may be granted a discretionary bonus under the employment agreement, which was granted in the amount of $250,000 for 2011. Mr. Sullivan is also entitled to participate in the employee benefit plans and programs that the Company makes generally available to all of its executives or to other employees.

            Pursuant to the 2006 Stock Option Plan of the Company, the Company has granted options to Mr. Sullivan in each of 2006, 2007, 2008, 2009 and 2010. The options vest in four equal 25% installments on December 31 in the year following the grant and each of the next three anniversaries thereof, provided that Mr. Sullivan continues to be employed until such time. The options expire on the 10th anniversary of the date of grant, subject to earlier expiration in the event of certain terminations of Mr. Sullivan's employment. For more information regarding certain adjustments made to Mr. Sullivan's option grants upon the consummation of our initial public offering, see "—Dividend, Option Adjustments and Share Grants in Connection with our Initial Public Offering."

            While Mr. Sullivan is employed, and for the one year period thereafter, he has agreed not to solicit employees of the Company or any of its clients or suppliers and, during his employment and for the six month period thereafter, Mr. Sullivan is not to engage in the specified business of the Company; this six month period is extended to a twelve month period in the event of a termination contemplated in paragraph (d) below. The employment agreement contains customary provisions regarding confidential information and protection of intellectual property.

            Mr. Sullivan's employment agreement grants him rights in the event of certain terminations of his employment:

    (a)
    In the event his employment is terminated due to his death, he (or his estate or appropriate successor in interest) is entitled to (i) an amount equal to his annual bonus for the year of his termination as determined by the Company in its discretion based on his and the Company's performance for such year, and further adjusted to reflect the period he was employed by the Company in that year (the "Pro-Rata Bonus"), (ii) the vesting of any option that is scheduled to vest during the twelve (12) month period following the date of his death, (iii) subject to his (or his successor's) timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") for him and his eligible dependents, and his (or his successor's) continued copayment of premiums associated with such coverage, reimbursement on a monthly basis for such portion of the monthly costs of continued health benefits for him and his covered dependents as the Company had paid immediately prior to the termination, from the termination through the earlier of (A) (1) six (6) months; (2) the date upon which he or his eligible dependents become covered under a comparable group plan for such applicable coverage; or (3) the date upon which he or his eligible dependents cease to be eligible for COBRA continuation for such applicable coverage; provided that the provision of such coverage does not result in any penalty or excise tax on the Company or any of its affiliates or subsidiaries; provided further that to the extent that the payment of any such amount constitutes "nonqualified deferred compensation" for purposes of Section 409A of the Internal Revenue Code of 1986, as amended and the applicable regulations thereunder (the "Code"), any such payment scheduled to occur during the first sixty (60) days following the termination of employment shall not be paid until the first regularly scheduled pay period following the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto (the "Six Month Continued Benefits" and, in the case of similar benefits where the period in clause (A)(1) above is twelve (12) months, the "Twelve Month Continued Benefits");

    (b)
    In the event Mr. Sullivan's employment is terminated due to his disability, he is entitled to (i) an amount equal to the product of (A) 0.25 times (B) his then current annual salary, paid over six (6) months, (ii) the vesting of any option that is scheduled to vest during the twelve (12) month period following the termination, (iii) payment of the Six Month Continued Benefits, and (iv) payment of a Pro-Rata Bonus for the year of termination;

    (c)
    In the event Mr. Sullivan's employment is terminated by the Company for cause (as defined in the employment agreement) or by Mr. Sullivan's resignation, he will not be entitled to any cash severance payments, equity acceleration or benefits continuation (other than as legally required, such as pursuant to COBRA);

    (d)
    In the event Mr. Sullivan's employment is terminated by the Company without cause during the period beginning three (3) months before a change in control (as defined in the employment agreement) and ending twelve (12) months after the change in control, he is entitled to (i) an amount equal to the sum of (A) his then current annual salary plus (B) an amount equal to his Average Annual Bonus (as hereinafter defined), paid over twelve (12) months, (ii) the vesting of any option that has not vested as of the date of the termination, (iii) payment of the Twelve Month Continued Benefits, and (iv) payment of a Pro-Rata Bonus; and

    (e)
    In the event Mr. Sullivan's employment is terminated by the Company without cause other than during the period described in paragraph (d) above, he is entitled to (i) an amount equal to the sum of (A) half his then current annual salary, plus (B) half his Average Annual Bonus, paid over six (6) months, (ii) the vesting of any option that is scheduled to vest during the twenty four (24) month period following the termination, (iii) payment of the Six Month Continued Benefits, and (iv) payment of a Pro-Rata Bonus.

            As used above, "Average Annual Bonus" means an amount equal to the quotient of (i) the aggregate annual bonus actually paid to Mr. Sullivan by the Company for each calendar year prior to the calendar year in which his termination occurs (up to a maximum of the two years immediately prior to such year), divided by (ii) the number of such years.

Summary Compensation Table

            The following table sets forth certain information with respect to compensation earned by, awarded to or paid to our named executive officers for the year ended December 31, 2011.

Name and Principal Position	Fiscal Year	Salary $	Bonus $	Stock Awards $	Stock Options $	Total $
Philip Z. Weisberg,	2011	400,000	1,300,000	—	—	1,700,000
Chief Executive Officer
John W. Cooley,	2011	300,000	625,000	—	—	925,000
Chief Financial Officer
James F.X. Sullivan,	2011	220,833	250,000	—	—	470,833
General Counsel

Grants of Plan-Based Awards Table

            There were no grants of plan-based awards made to named executive officers in 2011.

 Outstanding Equity Awards at Fiscal Year End

            The following table summarizes all outstanding equity awards held by the named executive officers as of December 31, 2011.

	Option Awards
Name and Principal Position	Grant Date	Number of Securities Underlying Unexercised Options (Exercisable) #	Number of Securities Underlying Unexercised Options (Unexercisable) #	Option Exercise Price $	Option Expiration Date
Philip Z. Weisberg	11/8/2006(2)	965,432	—	10.70	11/8/2016
Chief Executive Officer	12/27/2010(1)	175,000	525,000	13.25	12/27/2020
John W. Cooley	12/13/2006(2)	321,811	—	10.70	12/13/2016
Chief Financial Officer	12/27/2010(1)	65,625	196,875	13.25	12/27/2020
James F.X. Sullivan	12/15/2006(1)	20,000	—	10.70	12/15/2016
General Counsel	12/21/2007(1)	25,000	—	13.90	12/21/2017
	12/19/2008(1)	18,750	6,250	11.68	12/19/2018
	12/18/2009(1)	12,500	12,500	11.71	12/18/2019
	12/27/2010(1)	6,250	18,750	13.25	12/27/2020

(1)
These stock options vest and become exercisable in four equal installments (twenty-five percent of the total number of shares each year) on the first December 31 following the grant date and continue to vest over the subsequent three anniversaries of the initial vest date.

(2)
These stock options vested and became exercisable in four equal installments (twenty-five percent of the total number of shares each year) on the first September 28 following the grant date and continued to vest over the subsequent three anniversaries of the initial vest date.

            The information above does not give effect to certain adjustments made upon consummation of our initial public offering on February 14, 2012. For further information about such adjustments, see Part II. "Item 5. Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities—Dividends" and Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on March 29, 2012.

Option Exercises and Stock Vested Table

            No stock options were exercised, nor did any restricted shares or share units vest, for any of our named executive officers in fiscal year 2011.

Pension Benefits

            Our named executive officers did not participate in or have any accrued benefits under qualified or nonqualified defined benefit plans sponsored by us. Our Board of Directors or the Committee may elect to adopt qualified or nonqualified benefit plans in the future if it determines that doing so is in our best interest. Our named executive officers participate and have account balances in the Company's 401(k) plan.

Nonqualified Deferred Compensation

            Our named executive officers did not participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us. Our Board of Directors or the Committee may elect to provide our named executive officers and other employees with nonqualified defined contribution or other nonqualified deferred compensation benefits in the future if it determines that doing so is in our best interest.

Potential Payments Upon Termination

            The following table sets forth quantitative estimates of the benefits that would have accrued to each of our named executive officers if his employment had been terminated by the Company (including a non-renewal by the Company of the executive's employment agreement) without cause or by the executive for good reason on December 31, 2011, including in the event that such termination occurred in connection with a change in control. For further information on these termination payments, please see "—Employment Agreements and Severance and Change in Control Benefits."

            Amounts below reflect potential payments pursuant to the employment agreements in effect on December 31, 2011.

Potential Payments Upon Termination

	Severance $	Current Year Incentive $	Value of Accelerated Stock Options(8) $	Health Care $	Total $
Philip Z. Weisberg, Chief Executive Officer(1)
Terminated Involuntary or by Exec. For Good Reason(2)	2,000,004	1,600,000	$358,750	22,410	3,981,164
Non-renewal by the Company(3)	2,000,004	1,600,000	$358,750	22,410	3,981,164
Disability(4)	100,000	1,600,000	$358,750	5,603	2,064,353
Change in Control(5)	3,999,996	1,600,000	$1,076,250	44,820	6,721,066
Change in Control(6)	2,000,004	1,600,000	$717,500	22,410	4,339,914
Death(7)	—	1,600,000	$358,750	—	1,958,750
John W. Cooley, Chief Financial Officer(1)
Terminated Involuntary or by Exec. For Good Reason(2)	924,996	625,000	134,531	22,410	1,706,937
Non-renewal by the Company(3)	150,000	625,000	134,531	11,205	920,736
Disability(4)	75,000	625,000	134,531	5,603	840,134
Change in Control(5)	924,996	625,000	403,594	22,410	1,976,000
Change in Control(6)	924,996	625,000	269,063	22,410	1,841,469
Death(7)	—	625,000	134,531	—	759,531
James F.X. Sullivan, General Counsel(9)
Terminated Involuntary	231,250	250,000	93,125	—	574,375
Disability(4)	56,250	250,000	57,875	—	364,125
Change in Control(5)	462,500	250,000	105,938	—	818,438
Death(7)	—	250,000	57,875	—	307,875

(1)
Amounts disclosed are based on the terms of the pre-offering employment arrangements in effect as of December 31, 2011. As previously disclosed the employment agreements were amended upon the completion of our initial public offering.

(2)
Represents the amount of severance compensation payable upon an involuntary termination by the Company without cause or a voluntary termination by the executive with good reason, as defined in the employment agreements.

(3)
Represents the amount of severance compensation payable upon the non-renewal of the employment agreement by the Company.

(4)
Represents the amount of severance payable upon termination due to disability.

(5)
Represents the amount of severance payable upon an involuntary termination associated with a Change in Control during the period commencing three (3) months immediately preceding a Change in Control and ending on the first anniversary of the Change in Control.

(6)
Represents the amount of severance payable upon the resignation of the executive on the first anniversary of a Change in Control.

(7)
Represents the amount of severance payable upon termination due to death.

(8)
Value is based on the Company's estimated stock price as of December 31, 2011 of $15.30.

(9)
Mr. Sullivan does not currently participate in the Company's health plans.

 Section 162(m) Compliance

            Section 162(m) of the Internal Revenue Code limits a publicly held company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain named executive officers in a taxable year. Compensation above $1 million may be deducted if it is "performance based compensation" within the meaning of the Internal Revenue Code and meeting the requirements thereunder. Following completion of our initial public offering, our Committee will determine whether and/or how to structure our compensation arrangements so as to preserve the related federal income tax deductions. Section 162(m) did not apply to our fiscal year 2011, as we did not have publicly held common stock during this fiscal year.

Equity Incentive Plans

The 2006 Stock Option Plan

            The 2006 Stock Option Plan of the Company (the "2006 Plan") provides for the grant of stock options and governs, along with each individual's option grant agreements, the grant of options described herein. Following the adoption of the 2012 Incentive Plan (described below), the Committee does not intend to make further grants pursuant to the 2006 Plan. For further information on the 2006 Plan, we refer you to a complete copy of the 2006 Plan which we have filed as an exhibit to our Registration Statement on Form S-1, as amended, filed with the SEC on October 28, 2011.

            Administration.    The 2006 Plan provides that the Board administers the plan, provided that the Board may appoint a Committee to administer the Plan. The Board appointed the Committee to do so. Pursuant to this administrative authority, the Board has the power to determine to whom to make grants of options (provided that the Board may designate employees of the Company and professional advisors to assist the Board in the administration of the Plan and may grant authority to officers to make grants on behalf of the Board; provided, however, that the Board must have approved any such grants prior to their effectiveness), to determine the time grants are made and the number of options granted, to prescribe the form of and terms and conditions of any grants, to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable for the administration of the 2006 Plan, to construe and interpret the 2006 Plan, such rules and regulations and the option grants and to make all other determinations necessary or advisable for the administration of the 2006 Plan.

            Available Shares.    The number of options that may be issued under the 2006 Plan may not exceed options on 5,518,106 shares (subject to possible adjustment to reflect certain transactions, such as mergers, consolidations, reorganizations or changes in our capital structure). To the extent that any previously granted options expire or are cancelled without having been exercised, the number of shares underlying these options will again be available for issuance under the Plan. Only common stock that is actually issued and delivered will be counted as used under the Plan. For example, if an option is settled for cash or for fewer shares then the number underlying the award, or if shares of common stock are withheld to pay the exercise price of an option or to satisfy any tax withholding requirements, only the shares issued (if any) net of the shares withheld, will be deemed delivered for purposes of determining the number of remaining shares available under the Plan.

            Eligibility for Participation.    Only key employees and certain other employees, directors, service providers and consultants of the Company or its affiliates and stockholders are eligible to participate in the 2006 Plan. Such people designated for participation are sometimes referred to in this description as participants.

            Stock Option Grant Agreement.    Awards granted under the 2006 Plan are evidenced by stock option grant agreements that provide additional terms, conditions, restrictions and/or limitations covering the grant of the award, as determined by the Committee.

            Stock Options.    Options granted under the plan are non-qualified stock options, with an exercise price not less than 100% of the fair market value of the underlying stock on the date of grant. The stock option grant agreements contain the vesting and exercise conditions, and, unless otherwise specified in that grant agreement, vest with respect to 25% of the total award on the first December 31 following the grant date (if the grant date occurs in January, February or March), or on the second December 31 following the grant date, if the grant date occurs in a different month. The remaining options vest on December 31 in each of the three years next following the first vesting date, subject in all cases to the participant's continued employment through the applicable vesting date. Unless otherwise specified in the stock option grant agreement, upon a termination of employment due to death or disability a pro-rata portion of the options that would have vested on the next scheduled vesting date will vest. Unless otherwise specified in the stock option grant agreement, the vested options expire on the earlier of (i) the date the participant is terminated for cause, (ii) 90 days following the date that the participant is terminated for any reason other than cause, death or disability, (iii) one year after the participant's termination due to death or disability or (iv) the tenth anniversary of the grant date. The Board may permit options to be net settled. Unvested options expire at termination.

            Transferability.    The options are not transferable, except to the participant's beneficiaries or estate upon death and, subject to prior written Board approval and compliance with applicable laws, a trust or custodianship the beneficiaries of which are only the participant, the participant's spouse or the Participant's lineal descendants.

            Amendment and Termination.    The Board may, in its discretion, amend the 2006 Plan or the terms of any outstanding option, provided that such amendment does not impair or adversely affect any participants' rights under the 2006 Plan or an option without that participant's written consent.

            Certain Transactions.    In the event of (i) a dissolution or liquidation of the Company, (ii) a sale of all or substantially all of the consolidated Company's assets, (iii) a merger or consolidation involving the Company that constitutes a change in control (as defined in the 2006 Plan) in which the Company is not the surviving corporation or (iv) a merger or consolidation involving the Company that constitutes a change in control in which the Company is the surviving corporation but the holders of shares of common stock receive securities of another corporation and/or other property, including cash (any such event described in clauses (i) through (iv) above being referred to as an "Other Transaction"), the Board shall either (1) provide for the exchange of each option outstanding immediately prior to such Other Transaction (whether or not then exercisable) for an option on some or all of the property for which the stock underlying such options are exchanged and, incident thereto, make an equitable adjustment, as determined by the Board, in the exercise price of the options, or the number or kind of securities or amount of property subject to the options, and/or (2) terminate all outstanding and unexercised options effective as of the date of such Other Transaction, by delivering notice of termination to each Participant at least 20 days prior to the date of consummation of such Other Transaction, in which case during the period from the date on which such notice of termination is delivered to the consummation of such Other Transaction, each such Participant shall have the right to exercise in full all of his or her options that are then outstanding, but any such exercise shall be contingent on the occurrence of such Other Transaction, and, provided that, if such Other Transaction does not take place within a specified period after giving such notice, the notice and exercise pursuant thereto will be null and void, and/or (3) cancel, effective immediately prior to such Other Transaction, any outstanding Option (whether or not exercisable or vested) and in full consideration of such cancellation pay to the Participant an amount in cash, with respect to each underlying share of common stock, equal to the excess of (A) the value, as determined by the Board in its discretion of securities and/or property (including cash) received by such holders of shares of common stock as a result of such Other Transaction over (B) the exercise price, as the Board may consider appropriate to prevent dilution or enlargement of rights.

            Effective Date.    The effective date of the 2006 Plan was September 29, 2006.

The 2012 Incentive Plan

            In connection with our initial public offering, we adopted the FX Alliance Inc. 2012 Incentive Compensation Plan, or the "2012 Incentive Plan." The 2012 Incentive Plan is provides for grants of stock options, stock appreciation rights, restricted stock, other stock-based awards and other cash-based awards. Directors, officers and other employees of us and our subsidiaries, as well as others performing consulting or advisory services for us, will be eligible for grants under the 2012 Incentive Plan. The purpose of the 2012 Incentive Plan is to provide incentives that will attract, retain and motivate high performing officers, directors, employees and consultants by providing them a proprietary interest in our long-term success or compensation based on their performance in fulfilling their responsibilities to our company. Set forth below is a summary of the material terms of the 2012 Incentive Plan. This following discussion is a summary and does not include all of the provisions of the 2012 Incentive Plan. For further information about the 2012 Incentive Plan, we refer you to the complete copy of the 2012 Incentive Plan, which we have filed as an exhibit to our Registration Statement on Form S-1, as amended, filed with the SEC on February 7, 2012.

            Administration.    The 2012 Incentive Plan is administered by the Compensation Committee. Among the Committee's powers will be to determine the form, amount and other terms and conditions of awards; clarify, construe or resolve any ambiguity in any provision of the 2012 Incentive Plan or any award agreement; amend the terms of outstanding awards; and adopt such rules, forms, instruments and guidelines for administering the 2012 Incentive Plan as it deems necessary or proper. The Committee has full authority to administer and interpret the 2012 Incentive Plan, to grant discretionary awards under the 2012 Incentive Plan, to determine the persons to whom awards will be granted, to determine the types of awards to be granted, to determine the terms and conditions of each award, to determine the number of shares of common stock to be covered by each award, to make all other determinations in connection with the 2012 Incentive Plan and the awards thereunder as the Committee deems necessary or desirable and to delegate authority under the 2012 Incentive Plan to our named executive officers.

            Available Shares.    The aggregate number of shares of common stock that may be issued or used for reference purposes under the 2012 Incentive Plan or with respect to which awards may be granted may not exceed 5,000,000 shares. The number of shares available for issuance under the 2012 Incentive Plan will be appropriately adjusted in the event of a reorganization, stock split, merger or similar change in the corporate structure or the number of outstanding shares of our common stock. In the event of any other change in the capital structure or the business of the Company, we may make any adjustments we consider appropriate to, among other things, the number and kind of shares, options or other property available for issuance under the plan or covered by grants previously made under the plan. The shares available for issuance under the plan may be, in whole or in part, either authorized and unissued shares of our common stock or shares of common stock held in or acquired for our treasury. In general, if awards under the 2012 Incentive Plan are for any reason cancelled, or expire or terminate unexercised, the shares covered by such awards may again be available for the grant of awards under the 2012 Incentive Plan.

            Eligibility for Participation.    Members of our Board of Directors, as well as employees of, and consultants to, us or any of our subsidiaries and affiliates will be eligible to receive awards under the 2012 Incentive Plan.

            Award Agreement.    Awards granted under the 2012 Incentive Plan will be evidenced by award agreements, which need not be identical, that provide additional terms, conditions, restrictions or limitations covering the grant of the award, including, without limitation, additional terms providing for the acceleration of exercisability or vesting of awards in the event of a change of control or conditions regarding the participant's employment, as determined by the Committee.

            Stock Options.    The Committee may grant incentive stock options to purchase shares of our common stock only to eligible employees. The Committee may grant nonqualified stock options to eligible employees, consultants or non-employee directors. The Committee will determine the number of shares of our common stock subject to each option, the term of each option, which may not exceed ten years, or five years in the case of an incentive stock option granted to a 10% or greater stockholder, the exercise price, the vesting schedule, if any, and the other material terms of each option. No incentive stock option or nonqualified stock option may have an exercise price less than the fair market value of a share of our common stock at the time of grant or, in the case of an incentive stock option granted to a 10% or greater stockholder, 110% of such share's fair market value. Options will be exercisable at such time or times and subject to such terms and conditions as determined by the Committee at grant and the exercisability of such options may be accelerated by the Committee.

            Stock Appreciation Rights.    The Committee may grant stock appreciation rights, or "SARs," either with a stock option, which may be exercised only at such times and to the extent the related option is exercisable, a "Tandem SAR," or independent of a stock option, a "Non-Tandem SAR." A SAR is a right to receive a payment in shares of our common stock or cash, as determined by the Committee, equal in value to the excess of the fair market value of one share of our common stock on the date of exercise over the exercise price per share established in connection with the grant of the SAR. The term of each SAR may not exceed ten years. The exercise price per share covered by an SAR will be the exercise price per share of the related option in the case of a Tandem SAR and will be the fair market value of our common stock on the date of grant in the case of a Non-Tandem SAR. The Committee may also grant limited SARs, either as Tandem SARs or Non-Tandem SARs, which may become exercisable only upon the occurrence of a change in control, as defined in the 2012 Incentive Plan, or such other event as the Committee may designate at the time of grant or thereafter.

            Restricted Stock.    The Committee may award shares of restricted stock. Except as otherwise provided by the Committee upon the award of restricted stock, the recipient generally will have the rights of a stockholder with respect to the shares, including the right to receive dividends, the right to vote the shares of restricted stock and, conditioned upon full vesting of shares of restricted stock, the right to tender such shares, subject to the conditions and restrictions generally applicable to restricted stock or specifically set forth in the recipient's restricted stock agreement. The Committee may determine at the time of award that the payment of dividends, if any, will be deferred until the expiration of the applicable restriction period. Recipients of restricted stock will be required to enter into a restricted stock agreement with us that states the restrictions to which the shares are subject, which may include satisfaction of pre-established performance goals, and the criteria or date or dates on which such restrictions will lapse. If the grant of restricted stock or the lapse of the relevant restrictions is based on the attainment of performance goals, the Committee will establish for each recipient the applicable performance goals, formulae or standards and the applicable vesting percentages with reference to the attainment of such goals or satisfaction of such formulae or standards while the outcome of the performance goals are substantially uncertain. Such performance goals may incorporate provisions for disregarding, or adjusting for, changes in accounting methods, corporate transactions, including, without limitation, dispositions and acquisitions, and other similar events or circumstances. Section 162(m) of the Internal Revenue Code requires that performance awards be based upon objective performance measures. The performance goals for performance-based restricted stock will be based on one or more of the objective criteria set forth on Exhibit A to the 2012 Incentive Plan and are discussed in general below.

            Other Stock-Based Awards.    The Committee may, subject to limitations under applicable law, make a grant of such other stock-based awards, including, without limitation, performance units, dividend equivalent units, stock equivalent units, restricted stock and deferred stock units under the 2012 Incentive Plan that are payable in cash or denominated or payable in or valued by shares of our common stock or factors that influence the value of such shares. The Committee may determine the terms and conditions of any such other awards, which may include the achievement of certain minimum performance goals for purposes of compliance with Section 162(m) of the Code and a minimum vesting period. The performance goals for performance-based other stock-based awards will be based on one or more of the objective criteria set forth on Exhibit A to the 2012 Incentive Plan and discussed in general below.

            Other Cash-Based Awards.    The Committee may grant awards payable in cash. Cash-based awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, being subject to the satisfaction of vesting conditions or awarded purely as a bonus and not subject to restrictions or conditions. If a cash-based award is subject to vesting conditions, the Committee may accelerate the vesting of such award in its discretion.

            Performance Awards.    The Committee may grant a performance award to a participant payable upon the attainment of specific performance goals. The Committee may grant performance awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code as well as performance awards that are not intended to qualify as performance-based compensation under Section 162(m) of the Code. If the performance award is payable in cash, it may be paid upon the attainment of the relevant performance goals either in cash or in shares of restricted stock, based on the then current fair market value of such shares, as determined by the Committee. Based on service, performance or other factors or criteria, the Committee may, at or after grant, accelerate the vesting of all or any part of any performance award.

            Performance Goals.    The Committee may grant awards of stock options, restricted stock, performance units, and other stock-based awards that are intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code. These awards may be granted, vest and be paid based on attainment of specified performance goals established by the Committee. These performance goals may be based on the attainment of a certain target level of, or a specified increase or decrease in, one or more of the following measures selected by the Committee: (1) earnings per share; (2) operating income; (3) gross income; (4) net income, before or after taxes; (5) cash flow; (6) gross profit; (7) gross profit return on investment; (8) gross margin return on investment; (9) gross margin; (10) operating margin; (11) working capital; (12) earnings before interest and taxes; (13) earnings before interest, tax, depreciation and amortization; (14) return on equity; (15) return on assets; (16) return on capital; (17) return on invested capital; (18) net revenues; (19) gross revenues; (20) revenue growth, as to either gross or net revenues; (21) annual recurring net or gross revenues; (22) recurring net or gross revenues; (23) license revenues; (24) sales or market share; (25) total stockholder return; (26) economic value added; (27) specified objectives with regard to limiting the level of increase in all or a portion of our bank debt or other long-term or short-term public or private debt or other similar financial obligations, which may be calculated net of cash balances and other offsets and adjustments as may be established by the Committee; (28) the fair market value of the a share of common stock; (29) the growth in the value of an investment in the common stock assuming the reinvestment of dividends; (30) reduction in operating expenses or (31) other objective criteria determined by the Committee.

            To the extent permitted by law, the Committee may also exclude the impact of an event or occurrence which the Committee determines should be appropriately excluded, such as (1) restructurings, discontinued operations, extraordinary items and other unusual or non-recurring charges; (2) an event either not directly related to our operations or not within the reasonable control of management; or (3) a change in accounting standards required by generally accepted accounting principles. Performance goals may also be based on an individual participant's performance goals, as determined by the Committee. In addition, all performance goals may be based upon the attainment of specified levels of our performance, or the performance of a subsidiary, division or other operational unit, under one or more of the measures described above relative to the performance of other corporations. The Committee may designate additional business criteria on which the performance goals may be based or adjust, modify or amend those criteria.

            Change in Control.    In connection with a change in control, as will be defined in the 2012 Incentive Plan, the Committee may accelerate vesting of outstanding awards under the 2012 Incentive Plan. In addition, such awards may be, in the discretion of the Committee, (1) assumed and continued

or substituted in accordance with applicable law; (2) purchased by us for an amount equal to the excess of the price of a share of our common stock paid in a change in control over the exercise price of the awards; or (3) cancelled if the price of a share of our common stock paid in a change in control is less than the exercise price of the award. The Committee may also provide for accelerated vesting or lapse of restrictions of an award at any time.

            Stockholder Rights.    Except as otherwise provided in the applicable award agreement, and with respect to an award of restricted stock, a participant will have no rights as a stockholder with respect to shares of our common stock covered by any award until the participant becomes the record holder of such shares.

            Amendment and Termination.    Notwithstanding any other provision of the 2012 Incentive Plan, our Board of Directors may at any time amend any or all of the provisions of the 2012 Incentive Plan, or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, unless otherwise required by law or specifically provided in the 2012 Incentive Plan, the rights of a participant with respect to awards granted prior to such amendment, suspension or termination may not be adversely affected without the consent of such participant.

            Transferability.    Awards granted under the 2012 Incentive Plan generally will be nontransferable, other than by will or the laws of descent and distribution, except that the Committee may provide for the transferability of nonqualified stock options at the time of grant or thereafter to certain family members.

            Recoupment of Awards.    The 2012 Incentive Plan will provide that awards granted under the 2012 Incentive Plan are subject to any recoupment policy we may impose regarding the clawback of "incentive-based compensation" under the Exchange Act or under any applicable rules and regulations promulgated by the SEC.

            Effective Date.    The 2012 Incentive Plan was adopted on February 9, 2012 in connection with our initial public offering.

Compensation Committee Interlocks and Insider Participation

            Our Compensation Committee currently consists of Messrs. Trudeau, Putnam and Tomozawa. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

            The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis set forth above with management of the Company. Based upon such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by:
Compensation Committee
Robert W. Trudeau – Chairman
Gerald D. Putnam, Jr.
Peter Tomozawa

            Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended that might incorporate this proxy statement or future filings with the SEC, in whole or in part, the preceding report shall not be deemed to be "soliciting material" or to be "filed" with the SEC or incorporated by reference into any filing except to the extent the foregoing report is specifically incorporated by reference therein.

 PRINCIPAL ACCOUNTANT FEES AND SERVICES

    Pre Approval of Services

            Before the independent registered public accountant is engaged by the Company or its subsidiaries to render audit or non-audit services, the Audit Committee shall pre-approve the engagement. The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant pre-approvals, provided such pre-approvals are presented to the Audit Committee at a subsequent meeting.

            Audit Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding the Company's engagement of the independent registered public accountants, provided the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service provided and such policies and procedures do not include delegation of the Audit Committee's responsibilities under the Exchange Act of 1934, as amended (the "Exchange Act") to the Company's management.

    Audit Fees

            The following table shows the fees billed to us for audit and other services provided by our auditors, PricewaterhouseCoopers LLP, during each of the years ended December 31, 2011 and 2010.

Category	2011	2010
Audit and audit related fees(1)	$949,810	$232,113
Tax fees(2)	302,626	235,398

Total	$1,252,436	$467,511

(1)
Audit and audit related fees include the aggregate fees billed for professional services rendered for the audit of the consolidated financial statements of the Company for the years ended December 31, 2011 and 2010. Included in audit and audit related fees in 2011 are fees for services related to the Company's initial public offering which was consummated in February 2012.

(2)
Tax Fees include the aggregate fees billed for tax compliance, tax advice and tax planning services during the years ended December 31, 2011 and 2010.

 PROPOSAL TWO—RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

            The Board, upon the recommendation of its Audit Committee, has ratified the selection of PricewaterhouseCoopers LLP to serve as the Company's independent registered public accounting firm for fiscal year 2012, subject to ratification by the Company's Stockholders.

            Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and are expected to be available to respond to appropriate questions. They also will have the opportunity to make a statement if they desire to do so.

            The Company is asking its Stockholders to ratify the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm. Although ratification is not required by the Company's By-laws or otherwise, the Board is submitting the selection of PricewaterhouseCoopers LLP to the Company's Stockholders for ratification because the Company values its Stockholders' views on the Company's independent registered public accounting firm and as a matter of good corporate practice. In the event that the Company's Stockholders fail to ratify the selection, it will be considered as a direction to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm, subject to ratification by the Board, at any time during the year if it determines that such a change would be in the best interests of the Company and its Stockholders.

            THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2012.

SECURITY OWNERSHIP

            The following table sets forth certain information as of June 15, 2012 regarding the beneficial ownership of our Common Stock by:

  •
  each person known by us to beneficially own 5% or more of our outstanding common stock;

  •
  each of our directors and named executive officers; and

  •
  all of our directors and executive officers as a group.

            Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options that are currently exercisable or exercisable within 60 days of June 15, 2012 are deemed to be outstanding and beneficially owned by the person holding the options. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 28,423,941 shares of common stock outstanding. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o FX Alliance Inc., 909 Third Avenue, 10th Floor, New York, New York, 10022.

	Shares Beneficially Owned(1)
Name	Number	Percent
5% Stockholders:
Entities affiliated with Technology Crossover Ventures(2)	7,964,581	28.0%
Credit Agricole CIB(3)	1,431,018	5.0%
LabMorgan Corporation(4)	1,431,018	5.0%
Named Executive Officers and Directors:
Philip Z. Weisberg(5)	2,184,346	7.4%
John W. Cooley(6)	638,418	2.2%
James F.X. Sullivan(7)	82,600	*
Gerald D. Putnam, Jr.(8)	231,906	*
John C. Rosenberg(9)	7,964,581	28.0%
Robert W. Trudeau(10)	7,964,581	28.0%
Carolyn Christie(11)	2,890	*
Kathleen Casey(11)	2,890	*
Peter Tomozawa(11)	2,890	*
James L. Fox(11)	2,890	*
All executive officers and directors as a group (10 persons)	11,113,411	36.9%

*
Indicates less than 1%.

*
Represents beneficial ownership of less than one percent (1%) of our outstanding common stock.

(1)
Shares shown in the table above include shares held in the beneficial owner's name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner's account.

(2)
Includes (i) 7,893,955 shares of our common stock owned by TCV VI, L.P., a Delaware limited partnership, or "TCV VI," (ii) 62,292 shares of our common stock owned by TCV Member Fund, L.P., a Cayman limited partnership, or "TCV Member Fund," and (iii) 4,167 shares of restricted stock granted individually to Mr. Rosenberg and Mr. Trudeau for their services as non-employee directors. The restricted stock vests on the one-year anniversary of the grant date. Technology Crossover Management VI, L.L.C., or "Management VI," as the sole general partner of TCV VI and a general partner of TCV Member Fund, may be deemed to have the sole voting and dispositive power over the shares held by TCV VI and certain of the shares held by TCV Member Fund. Jay C. Hoag, Richard H. Kimball, John L. Drew, Jon Q. Reynolds Jr. and Robert W. Trudeau, the "TCM VI Members," are Class A Members of Management VI and limited partners of TCV Member Fund, L.P. and may be deemed to share voting and dispositive power over the shares held by TCV VI and certain of the shares held by TCV Member Fund. Management VI, Mr. Trudeau, and each of the TCM VI Members disclaim beneficial ownership of the shares held by TCV VI and TCV Member Fund except to the extent of their respective pecuniary interest therein. The address for TCV VI, TCV Member Fund and Management VI is c/o Technology Crossover Ventures, 528 Ramona Street, Palo Alto, California 94301.

(3)
Credit Agricole CIB's address is 9 quai Paul Doumer, 92920 Paris La Defense Cedex France.

(4)
LabMorgan Corporation's address is c/o JPMorgan Chase Bank, N.A., Private Equity Fund Services, 1 Chase Manhattan Plaza, 17th Floor, New York, NY 10005-1401.

(5)
Includes options for 1,140,432 shares of our common stock that are exercisable within 60 days of June 15, 2012.

(6)
Includes options for 387,436 shares of our common stock that are exercisable within 60 days of June 15, 2012.

(7)
Includes options for 82,500 shares of our common stock that are exercisable within 60 days of June 15, 2012.

(8)
Includes options for 97,739 shares of our common stock that are exercisable within 60 days of June 15, 2012, 4,167 shares of restricted stock granted to Mr. Putnam for his services as a non-employee director, which vests on the one-year anniversary of the grant date, and 130,000 shares of our common stock held in the name of GSP FX, LLC, or "GSP FX," a Nevis limited liability company, which is beneficially owned by Mr. Putnam and his immediate family and managed by Mr. Putnam in his capacity as the President of the manager of GSP FX. Mr. Putnam may be deemed to be the beneficial owner of shares beneficially owned by GSP FX. Mr. Putnam disclaims such beneficial ownership except to the extent of his pecuniary interest therein.

(9)
Includes all of the shares attributable to entities affiliated with Technology Crossover Ventures noted above including 4,167 shares of restricted stock granted individually to Mr. Rosenberg for his service as a non-employee director. The restricted stock vests on the one-year anniversary of the grant date. Mr. Rosenberg is an assignee of Management VI and a partner of TCV Member Fund, but does not share voting or dispositive power over the shares held by TCV VI or TCV Member Fund. Mr. Rosenberg disclaims beneficial ownership of the shares held by TCV VI and TCV Member Fund except to the extent of his pecuniary interest therein. The address for Mr. Rosenberg is c/o Technology Crossover Ventures, 528 Ramona Street, Palo Alto, California 94301.

(10)
Includes all of the shares attributable to entities affiliated with Technology Crossover Ventures noted above including 4,167 shares of restricted stock granted individually to Mr. Trudeau for his service as a non-employee director. The restricted stock vests on the one-year anniversary of the grant date. Management VI as the sole general partner of TCV VI and a general partner of TCV Member Fund, may be deemed to have the sole voting and dispositive power over the shares held by TCV VI and certain of the shares held by TCV Member Fund. The TCM VI Members are Class A Members of Management VI and limited partners of TCV Member Fund, L.P. and may be deemed to share voting and dispositive power over the shares held by TCV VI and certain of the shares held by TCV Member Fund. Management VI, Mr. Trudeau, and each of the TCM VI Members disclaim beneficial ownership of the shares held by TCV VI and TCV Member Fund except to the extent of their respective pecuniary interest therein. The address for Mr. Trudeau is c/o Technology Crossover Ventures, 528 Ramona Street, Palo Alto, California 94301.

(11)
Represents 2,890 shares of restricted stock granted individually for services as a non-employee director. The restricted stock vests on the one-year anniversary of the grant date.

 SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

            The following table sets forth certain information as of December 31, 2011 with respect to shares of Common Stock that may be issued under our existing equity compensation plans.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options	(b) Weighted average exercise price of outstanding options	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity Compensation plans approved by security holders	—	$—	—

Equity Compensation plans not approved by security holders
(FX Alliance Inc. 2006 Stock Option Plan)	4,524,827	$11.88	983,279

            Upon consummation of our initial public offering on February 14, 2012, we had two active equity compensation plans - the FX Alliance Inc. 2006 Stock Option Plan and the FX Alliance Inc. 2012 Incentive Compensation Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

            Our Board adopted a Related Party Transactions Policy, which sets forth the manner in which we shall consider, evaluate and where appropriate conduct transactions with related parties. Additionally, the Audit Committee charter requires the Audit Committee to review all relationships and transactions in which the Company and its employees, directors and officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Based on all the relevant facts and circumstances, the Audit Committee will decide whether the related party transaction is appropriate and will approve only those transactions that are in the best interests of the Company.

            We require our directors and executive officers to complete annually a directors' and officers' questionnaire which requires disclosure of any related-party transactions. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in our periodic filings, as appropriate.

Related Party Client Relationships

            We receive transaction fees and user, settlement and license fees as a result of FX activity of our Stockholders on our trading platform. The fees and services that we offer to affiliated clients are substantially the same as those offered to our similar non-affiliated clients. Revenues from the following entities, who are also beneficial holders of 5% or more of our outstanding common stock as of December 31, 2011, and/or their affiliates, totaled $52.7 million, $44.5 million and $32.3 million for the years ended December 31, 2011, 2010 and 2009, respectively: Banc of America Strategic Investments Corporation, BNP Paribas, Citigroup Technology Inc., Credit Agricole CIB, Credit Suisse First Boston Next Fund Inc., Goldman Sachs Group, Inc., HSBC USA Inc., LabMorgan Corporation, Morgan Stanley Fixed Income Ventures Inc., and The Royal Bank of Scotland plc.

            We may have transactions in the ordinary course of our business with unaffiliated companies with which certain of our Board members, executive officers or members of their immediate family members are affiliated. We do not believe the fees we pay to such companies to be material to our business. Messrs. Trudeau and Rosenberg are general partners of TCV (a shareholder, not a client); Ms. Christie is employed by Pareto Investment Management Limited (not a shareholder; a client), which is owned by The Bank of New York Mellon Corporation (both a shareholder and a client).

Investors' Rights Agreement

            We are party to an Investors' Rights Agreement, dated as of August 1, 2006, or the "Investors' Rights Agreement," with the holders of our Series A Preferred Stock and common stock. The Investors' Rights Agreement provides for, among other things, certain registration rights, which were triggered in connection with our initial public offering. The selling stockholders included in our initial public offering were included pursuant to our obligations under the Investors' Rights Agreement. Additionally, subject to certain restrictions, at any time and from time to time six months after the completion of our initial public offering, the holders of a majority of our common stock, will have the option to require us to file up to two (for a possible total of four) registration statements covering such registrable securities with an anticipated aggregate offering price of at least $40.0 million. The Investors' Rights Agreement also provides for a right of first offer covenant under which each time we propose to offer any shares of, or securities convertible into, exchangeable or exercisable for any shares of our capital stock, we must first make an offering of such shares to the existing holders of our preferred stock.

            The Investors' Rights Agreement also provides for a 180 day lock-up of the holders of the Series A Preferred Stock and common units, which began on February 8, 2012, during which such holders cannot, without obtaining prior written consent from Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co., transfer or dispose of any shares of common stock or any securities convertible into, exercisable or exchangeable for common stock held immediately prior to the effectiveness of the Registration Statement on Form S-1 for our initial public offering. All of our outstanding preferred stock was converted into shares of common stock on a one-for-one basis immediately prior to the completion of our initial public offering.

Equity Holders' Agreement

            On September 29, 2006, we entered into an Equity Holders' Agreement with the holders of our common and preferred stock. The Equity Holders' Agreement, among other things, set the size of our Board at seven members, provided the procedures through which directors, including one independent director, could be elected and removed, and enumerated certain co-sale rights for the holders of our securities.

            The Equity Holders' Agreement provided that for so long as an independent director had been elected and is then serving on the board of directors and in the event our board of directors, together with at least a majority of the holders of our common stock and Series A preferred stock then outstanding approved a sale, transfer or other disposition of all of our voting capital stock, then the stockholders of the Company party to the Equity Holders' Agreement would vote in favor of such transaction and in opposition to any and all other proposals.

            The Equity Holders' Agreement enumerated co-sale rights for the holders of our securities. Where one or more holders of our equity securities proposed to sell a number of shares which exceeded 13.5% of the total number of shares of our Common Stock, and we declined to purchase such shares, pursuant to our right of first offer in our By-laws, then each holder of our Series A Preferred Stock or common stock could, upon twenty days written notice to the selling holder(s), participate in such sale of securities on the same terms and conditions as the selling holder(s). If a holder of our Series A Preferred Stock or common stock followed the proper procedures, its participation would decrease the number of shares that the selling holder(s) could sell. These co-sale rights did not apply in certain circumstances, including, but not limited to, any sale of equity securities to the public pursuant to a registration statement filed with the SEC under the Securities Act.

            All of our outstanding preferred stock was converted into shares of common stock on a one-for-one basis immediately prior to the completion of our initial public offering. All of the rights and obligations of the parties to this Equity Holders' Agreement terminated upon the consummation of our initial public offering.

Stockholder's Agreement

            We entered into a Stockholder's Agreement, dated August 22, 2008, with one of our directors, Gerald D. Putnam, Jr. Such Stockholder's Agreement provided, among other things, that Mr. Putnam would vote in favor of any transaction involving a sale, transfer or disposition of all of our voting capital stock, approved by our Board of Directors together with the holders of at least a majority of our Series A preferred and common stock then-outstanding (voting together as a single class and on an as-converted basis). Where Mr. Putnam did not vote in accordance with his obligations under these bring along provisions, he agreed to grant to another stockholder designated by our Board of Directors a proxy coupled with an interest in all shares he owned. Additionally, this Stockholder's Agreement contained certain transfer restrictions with respect to the common stock owned by Mr. Putnam. All of the rights and obligations of the parties to this Stockholder's Agreement terminated upon the consummation of our initial public offering.

 Management Rights Agreement

            We entered into the Management Rights Agreement, dated as of September 29, 2006, with TCV VI, which provided the following contractual management rights to TCV VI:

  •
  TCV VI was entitled to consult with and advise management on significant business issues;

  •
  on at least two days prior written notice, TCV VI was permitted to, at reasonable times and intervals, request information on the general status of our financial conditions and operations and examine the our books and records and facilities; and

  •
  a representative of TCV VI was permitted to attend all meetings of our Board as a non-voting observer.

            The Management Rights Agreement was terminated on the consummation of our initial public offering.

LTI Stock Purchase Agreement

            On December 31, 2009, FX Alliance, LLC entered into a Stock Purchase Agreement, acquiring all of the outstanding capital stock of LTI from Citigroup Financial Products Inc., an entity affiliated with one of our current stockholders. The aggregate consideration for the LTI Acquisition was $7.4 million in cash which included a contingent return, or claw-back provision estimated at $2.3 million.

Board Compensation

            Directors who are our employees or employees of our subsidiaries do not receive any compensation for their service as members of either our Board of Directors or Board committees.

            In fiscal year 2011, none of our directors received any compensation for his services on our Board. On a going forward basis each non-employee director will receive an annual cash retainer of $50,000, or in the case of the Chairman or Lead Independent Director, $65,000. Chairs of the Audit, Compensation, and Nominating and Corporate Governance Committees will receive a supplemental annual retainer of $10,000. In addition, each member of a committee other than the chair, will receive supplemental annual retainer of $5,000. All non-employee directors will be eligible to receive an annual grant of restricted stock with a fair market value of $50,000.

Indemnification Agreements

            We entered into indemnification agreements with each of our current directors and executive officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

Director Independence

            Upon completion of our initial public offering, our Board of Directors consisted of four members, Messrs. Weisberg, Putnam, Rosenberg and Trudeau. On March 13, 2012, the Board appointed Ms. Casey, Ms. Christie, Mr. Fox and Mr. Tomozawa as additional members of our Board of Directors. Our Board of Directors has affirmatively determined that each of Ms. Casey, Ms. Christie, Mr. Fox, Mr. Putnam, Mr. Rosenberg, Mr. Tomozawa and Mr. Trudeau meets the definition of "independent director" under applicable SEC and the New York Stock Exchange rules.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

            Section 16(a) of the Exchange Act requires our directors and officers to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and to furnish us with copies of all forms filed. To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required during the past fiscal year, all Section 16(a) filing requirements applicable to our officers and directors were met.

STOCKHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING

            In accordance with Rule 14a-8 of the Exchange Act, any Stockholder proposals intended to be included in the proxy statement for the 2013 Annual Meeting of Stockholders of the Company must be received by the Company no later than February 1, 2013. The proposal should be sent to James F.X. Sullivan, General Counsel at FX Alliance Inc., 909 Third Avenue, 10th Floor, New York, New York 10022.

            In addition, the Company has established an advance notice procedure with regard to certain matters, including Stockholder proposals not included in the Company's proxy statement, to be brought before an annual meeting of Stockholders.

            A Stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company, not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days, or delayed by more than seventy (70) days, from such anniversary date, notice by the Stockholder to be timely must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company. In no event shall any adjournment or postponement of an annual meeting, or the public announcement thereof, commence a new time period (or extend any time period) for the giving of a Stockholder's notice as set forth in the preceding sentence.

            A Stockholder's notice with respect to a proposed item of business must include, among other things: (i) a brief description of the substance of, and the reasons for conducting, such business at the annual meeting, including the text of a resolution setting forth such other business; (ii) the reasons for bringing such business before the annual meeting and any material interest in such business on the part of (x) any such proposing Stockholder, (y) the beneficial owner, if any, on whose behalf the proposal is being made, or (z) any other person or entity with whom any of the foregoing either is acting in concert or has any agreement, arrangement or understanding, whether written or oral, in connection with the acquisition, holding, voting or disposition of the Common Stock owned by such Stockholder or beneficial owner

            A Stockholder's notice with respect to a director nomination must set forth, among other things, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, together with such person's written consent to being named as a nominee in a proxy statement filed pursuant to Regulation 14A under the Exchange Act and to serving as a director if elected, a completed and signed questionnaire regarding the background and qualifications of such person to serve as a director, and any other information the Company may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Company.

            For further information about the advance notice procedure with regard to certain matters to be brought before an annual meeting of Stockholders, we refer you to the complete copy of the By-laws, which we have filed as Exhibit 3.2 attached to our Registration Statement on Form S-1, as amended, filed with the SEC on February 7, 2012.

 OTHER MATTERS

            The Company knows of no other matters to be submitted to the Stockholders at the meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Philip Z. Weisberg Chief Executive Officer

Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of two directors to the Company's Board of Directors to serve until the 2015 Annual Meeting of Stockholders: Philip Z. Weisberg Class I director Carolyn Christie Class I director 2. The ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm. The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Shareholders, a Proxy Statement for the Annual Meeting of Shareholders and the Company's Annual Report on Form 10-K for the year ended December 31, 2011. FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 NOMINEES: ANNUAL MEETING OF SHAREHOLDERS OF FX ALLIANCE INC. July 31, 2012 INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. PROXY VOTING INSTRUCTIONS Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 20230000000000001000 9 073112 COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Annual Report, proxy statement and proxy card are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=17462 FOR AGAINST ABSTAIN MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.

0 14475 FX ALLIANCE INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Philip Z. Weisberg and John W. Cooley as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of FX Alliance INC. held of record by the undersigned on June 15, 2012, at the 2012 Annual Meeting of Stockholders of FX Alliance Inc. (the "Company") which will be held at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, 50th Floor, New York, New York 10022, on Tuesday, July 31, 2012, beginning at 5:00 p.m., Eastern Daylight Time, or any adjournment or postponement thereof. (Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF FX ALLIANCE INC. July 31, 2012 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Annual Report, proxy statement and proxy card are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=17462 Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of two directors to the Company's Board of Directors to serve until the 2015 Annual Meeting of Stockholders: Philip Z. Weisberg Class I director Carolyn Christie Class I director 2. The ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm. The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Shareholders, a Proxy Statement for the Annual Meeting of Shareholders and the Company's Annual Report on Form 10-K for the year ended December 31, 2011. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. 20230000000000001000 9 073112 MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.